Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NGL ENERGY OPERATING, LLC,

NGL ENERGY PARTNERS LP,

and

SUPERIOR PLUS ENERGY SERVICES INC.
Dated as of May 30, 2018

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1
1.1    Certain Definitions.                                            1
1.2    Other Definitional and Interpretive Matters.                                1

ARTICLE II PURCHASE AND SALE OF THE PURCHASED INTERESTS; PURCHASE PRICE; CLOSING	2
2.1    Purchase and Sale of the Purchased Interests.                            2
2.2    Purchase Price; Payment of Estimated Closing Consideration.                    2
2.3    Pre-Closing Adjustments.                                        3
2.4    Closing Date.                                                4
2.5    Seller’s Deliveries on the Closing Date                                5
2.6    Purchaser Deliveries on the Closing Date.                                6
2.7    Withholding                                                7

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING GROUP	7
3.1    Authorization of Agreement.                                        7
3.2    Conflicts; Consents of Third Parties.                                    8
3.3    Ownership and Transfer of Purchased Interests.                            8
3.4    Litigation.                                                8
3.5    Financial Advisors.                                            8
3.6    Tax Characterization of Selling Group.                                8

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES	9
4.1    Organization and Good Standing.                                 9
4.2    Conflicts; Consents of Third Parties.                                 9
4.3    Capitalization; Managers; Officers.                                 9
4.4    Constituent Documents.                                     10
4.5    Financial Statements.                                         11
4.6    No Undisclosed Liabilities.                                     11
4.7    Indebtedness.                                             12
4.8    Taxes.                                                 12
4.9    Title to Assets; Related Matters.                                 14
4.10    Real Property.                                             14
4.11    Intellectual Property.                                         16
4.12    Material Contracts.                                         17
4.13    Employee Benefits Plans; Employees.                             19
4.14    Labor.                                                 21
4.15    Litigation.                                             23
4.16    Compliance with Laws; Permits.                                 23
4.17    Environmental Matters.                                     23
4.18    Insurance.                                             24
4.19    Financial Advisors.                                         24
4.20    Conduct of Business.                                         24
4.21    Bank Accounts                                         26
4.22    Transactions with Affiliates                                     26
4.23    Ethical Practices.                                         26
4.24    International Trade Matters; Export Control and Import Laws.                 27

4.25    Suppliers and Customers.                                     27
4.26    Products and Services.                                     28
4.27    Inventory.                                             28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	28
5.1    Organization and Good Standing.                                 28
5.2    Authorization of Agreement.                                     28
5.3    Conflicts; Consents of Third Parties.                                 29
5.4    Litigation.                                             29
5.5    Investment Intention.                                         29
5.6    No Public Market.                                         29
5.7    Financial Advisors.                                         29
5.8    Investigation by Purchaser; Selling Group’s Liability.                     29
5.9    Financing                                             30

ARTICLE VI COVENANTS	30
6.1    Negative Covenants.                                         30
6.2    Affirmative Covenants                                     30
6.3    Due Diligence Review.                                     31
6.4    Additional Agreements.                                     31
6.5    Publicity.                                             31
6.6    Third Party Claims.                                         32
6.7    Confidentiality.                                         33
6.8    HSR.                                                 33
6.9    Employees and Employee Benefit Matters                             33
6.10    Reasonable Efforts; Further Assurances.                             36
6.11    Amendment of Seller Disclosure Schedules                             37
6.12    Non-Competition.                                         37
6.13    Unwinding Related Party Matters                                 38
6.14    Exclusivity                                             38
6.15    Delivery of Financial Statements; Cooperation.                         38
6.16    Insurance.                                             41
6.17    Pre-Close Actions                                         42

ARTICLE VII CONDITIONS TO CLOSING; TERMINATION	43
7.1    Conditions to Closing.                                     43
7.2    Termination At or Prior to Closing                                 44
7.3    Effect of Termination                                         45

ARTICLE VIII INDEMNIFICATION; TAXES	45
8.1    Survival of Representations and Warranties.                             45
8.2    Indemnification by the Selling Group.                             46
8.3    Indemnification by Purchaser.                                 47
8.4    Indemnification Procedures.                                     48
8.5    Tax Matters.                                             49
8.6    Tax Allocation.                                         52
8.7    Tax Treatment of Indemnity Payments.                             52
8.8    Tax Benefits.                                             52
8.9    Losses Net of Insurance Proceeds and Other Third-party Recoveries.             53
8.10    No Contribution.                                         54

ARTICLE IX	54

MISCELLANEOUS	54
9.1    Expenses.                                             54

9.2    Governing Law; Consent to Jurisdiction.                             54
9.3    Entire Agreement; Amendments and Waivers.                         54
9.4    Notices.                                             54
9.6    Severability.                                             55
9.7    Headings; Interpretation.                                     55
9.8    Binding Effect; Assignment.                                     55
9.9    No Third Party Rights.                                     56
9.10    Counterparts.                                             56
9.11    Waiver of Jury Trial.                                         56
9.12    Time of the Essence.                                         56
9.13    Privileged Communications.                                     56
9.14    Attorneys’ Fees.                                         57
Annex/Exhibits/Schedules:
Annex A    Certain Definitions
Annex B    Working Capital Illustration; Working Capital Principles
Annex C    Other Liabilities

Schedule 3.5	Financial Advisors
Schedule 4.1	Qualifications
Schedule 4.2(a)	Conflicts
Schedule 4.2(b)	Consents
Schedule 4.3(a)	Capitalization; Managers; Officers
Schedule 4.3(b)	Wholly Owned Subsidiaries
Schedule 4.3(f)	Other Subsidiaries
Schedule 4.5(a)	Financial Statements
Schedule 4.6	Liabilities
Schedule 4.7	Indebtedness
Schedule 4.8	Taxes
Schedule 4.9(a)	Released Liens
Schedule 4.10(a)	Company Property and Real Estate Leases
Schedule 4.11(a)	Intellectual Property
Schedule 4.12(a)	Material Contracts
Schedule 4.12(b)	Summary of Unwritten Material Contracts
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.14(b)	Employees
Schedule 4.14(c)	Employment Not At Will
Schedule 4.14(d)	Employee Grievances
Schedule 4.15	Legal Proceedings
Schedule 4.17(a)	Environmental Matters
Schedule 4.17(b)	Release of Hazardous Materials
Schedule 4.17(c)	Compliance with Environmental Laws
Schedule 4.18	Insurance
Schedule 4.19	Financial Advisors
Schedule 4.20	Conduct of Business
Schedule 4.21	Bank Accounts
Schedule 4.22	Affiliate Contracts
Schedule 4.25(a)(i)	Customers
Schedule 4.25(a)(ii)	Suppliers
Schedule 4.25(b)	Discontinuing Customers and Suppliers
Schedule 4.26(b)	Subsidies
Schedule 5.7	Financial Advisors
Schedule 6.1	Negative Covenants
Schedule 6.13	Surviving Affiliate Contracts
Schedule 7.1(a)(iv)	Seller Required Approvals
Schedule 7.1(b)(v)	Purchaser Required Approvals
Schedule 8.2(a)	Selling Group Indemnification
Schedule 8.3(a)	Purchaser Indemnification

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Guaranty
Exhibit C	Form of Supply Agreement

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 30, 2018 (the “Effective Date”), is being entered into by and among SUPERIOR PLUS ENERGY SERVICES INC., a New York corporation (“Purchaser”), NGL ENERGY OPERATING, LLC, a Delaware limited liability company (“Seller”), and NGL ENERGY PARTNERS LP, a Delaware limited partnership (“NGL LP,” and together with Seller, the “Selling Group).
W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding limited liability company membership interests of NGL Propane, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, one hundred percent (100%) of the issued and outstanding limited liability company membership interests of the Company (the “Purchased Interests”) for the purchase price and upon the terms and conditions hereinafter set forth; and
WHEREAS, in order to induce the Selling Group to enter into this Agreement, concurrently with the execution and delivery of this Agreement by Purchaser, Superior Plus LP, a limited partnership existing under the laws of Ontario, which indirectly wholly owns Purchaser (“Guarantor”), is entering into a guaranty in favor of Seller, substantially in the form attached as Exhibit B (the “Guaranty”), pursuant to which Guarantor guarantees all obligations of Purchaser to Seller under this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:
ARTICLE I
DEFINITIONS

1.1    Certain Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in Annex A to this Agreement.

1.2    Other Definitional and Interpretive Matters.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean United States Dollars.

(iii)Annex A/Exhibits/Schedules. Annex A and the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)Articles/Sections. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi)Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)Made Available. For purposes of this Agreement, the term “delivered”, “provided”, “furnished” or “made available” (or any similar phrase used in this Agreement) shall only be deemed satisfied if the relevant documents have been posted to the Data Room prior to 6:00 p.m. New York time on the date that is two (2) Business Days prior to the date of this Agreement or the Closing Date, as the context requires.

(b)Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED
INTERESTS; PURCHASE PRICE; CLOSING

2.1    Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser the Purchased Interests free and clear of any Liens (other than restrictions imposed by securities Laws applicable to unregistered securities generally).

2.2    Purchase Price; Payment of Estimated Closing Consideration.

(a)    The aggregate purchase price for the Purchased Interests (as it may be adjusted in accordance with Section 2.3 and Section 8.7, the “Purchase Price”) shall equal the sum of:

(i)Nine Hundred Million Dollars ($900,000,000) (the “Base Consideration”), subject to the provisions of Sections 2.2(b) and 2.3, plus or minus, as applicable,

(ii)the Closing Working Capital Excess (if any) or the Closing Working Capital Deficit (if any) (the result of the foregoing calculation, the “Closing Consideration”).
(b)    Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall make the following payments of portions of the Estimated Closing Consideration, in each case in accordance with the Disbursement Schedule:

(i)    on behalf of the Company and as a deduction from the Purchase Price, the Estimated Funded Debt to each holder thereof;

(ii)    on behalf of the Company and as a deduction from the Purchase Price, the Estimated Transaction Expenses to each payee thereof (provided that, in the case of payees who are Employees, the relevant amounts shall be paid to the applicable employer for processing such payments through payroll, following all applicable withholdings); and

(iii)the remainder of the Estimated Closing Consideration to Seller, by wire transfer or other delivery of immediately available funds to the account of Seller designated in writing.

2.3    Pre-Closing Adjustments.

(a)    At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a certificate (the “Estimated Certificate”) setting forth the Seller’s good faith estimates, calculated (to the extent applicable) in accordance with GAAP (as adjusted to reflect indebtedness for non-competition payments included in current maturities of long-term liabilities and long-term other liabilities) as applied by the Company for the past three (3) years, of (i) the Closing Working Capital (“Estimated Net Working Capital”), (ii) Funded Debt (“Estimated Funded Debt”), and (iii) Transaction Expenses (“Estimated Transaction Expenses”). The Estimated Certificate shall include (x) supporting detail for all such amounts and (y) an estimated consolidated balance sheet of the Company and the Wholly Owned Subsidiaries (with an appropriate line-item entry for Victory Propane) as of the Determination Time (without giving effect to the transactions contemplated herein). Following delivery of the Estimated Certificate, Seller will provide Purchaser reasonable access at reasonable times to the personnel, properties, books and records of the Company, for the purpose of assisting the Purchaser in its review of the Estimated Certificate. Prior to the Closing, Seller shall, and shall cause its Affiliates to, reasonably cooperate in good faith to answer any questions raised by Purchaser in connection with its review of the Estimated Certificate in a timely manner. At the Closing, the Base Consideration shall be increased by the amount by which Estimated Net Working Capital exceeds the Target Net Working Capital or decreased by the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital, as the case may be. The Base Consideration, following such adjustment, is referred to herein as the “Estimated Closing Consideration”, and the Estimated Closing Consideration shall be disbursed by Purchaser in accordance with Section 2.2(b).

(b)    On or before the ninetieth (90th) calendar day following the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Final Statement”) setting forth Purchaser’s good faith calculations of Closing Working Capital, Funded Debt and Transaction Expenses.

(c)The Final Statement delivered to Seller by Purchaser shall be final, conclusive and binding upon the parties unless Seller, within thirty (30) days after delivery to Seller of the Final

Statement, notifies Purchaser in writing that Seller disputes in good faith any of the amounts set forth therein (such notice, a “Dispute Notice”). The Dispute Notice shall contain a specific list of the disputed items and, for each individual disputed item, sufficient detail regarding the nature and the basis for such disputed item. Any item or amount with respect to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. Purchaser and Seller shall in good faith attempt to resolve all items set forth in the Dispute Notice, and if Purchaser and Seller so resolve all such items, then the Final Statement (and the computations of the various items indicated thereon), as amended to the extent necessary to reflect the resolution of the items set forth in the Dispute Notice, shall be conclusive and binding on the parties. If Purchaser and Seller do not reach agreement in resolving all of the items set forth in the Dispute Notice within twenty (20) days after such Dispute Notice is delivered to Purchaser, either Purchaser or Seller may submit the remaining disputed items to a partner at a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Expert”) for resolution. If Purchaser and Seller cannot agree on the selection of a partner at a nationally recognized independent accounting firm to act as the Expert, the parties shall each choose a partner at a nationally recognized independent accounting firm, who will then mutually choose a different partner at a nationally recognized independent accounting firm to act as the Expert, and such appointment shall be conclusive and binding on the parties. In no event shall the Expert or the Expert’s firm have provided accounting or other services any of the parties in the five (5) year period prior to the Dispute Notice. Purchaser and Seller shall jointly instruct the Expert that he or she (i) shall act as an expert and not as an arbitrator and (ii) shall review only the disputed items that were specifically identified in the Dispute Notice and that Purchaser and Seller were unable to resolve prior to the appointment of the Expert. Promptly, but no later than twenty (20) days after acceptance of his or her appointment as the Expert, the Expert shall determine, based solely on written submissions by Purchaser and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of Closing Working Capital, Funded Debt and Transaction Expenses, which shall be conclusive and binding on the parties (except in the case of fraud). In resolving any disputed item, the Expert (i) shall be bound by the provisions of this Section 2.3 and (ii) may not assign a value to any individual disputed item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller. The fees, costs and expenses of the Expert shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by Seller.

(d)If the final calculations of Closing Working Capital, Funded Debt and Transaction Expenses, as finally determined in accordance with this Section 2.3, results in a determination that:

(i)Purchaser underpaid Seller at Closing, then Purchaser shall, within five (5) Business Days following the date on which such underpayment is finally determined, pay to Seller the amount of such underpayment; or

(ii)Purchaser overpaid Seller at Closing, then the Selling Group shall, within five (5) Business Days following the date on which such overpayment is finally determined, repay to Purchaser the amount of such overpayment.

2.4    Closing Date. The Closing shall occur on (a) the seventh Business Day after all conditions to Closing contained within Section 7.1 have been met (other than those conditions that are to be satisfied on the Closing Date, but the Closing shall be subject to satisfaction of such conditions) or (b) such other date that is mutually agreed to in writing by both Seller and Purchaser. The Closing shall take place at the offices of NGL LP in Tulsa, Oklahoma or such other location as is mutually agreed to in writing by Seller and the Purchaser, or may take place by electronic exchange of duly executed documents in lieu of a physical Closing. The “Closing Date” under this Agreement shall be the date on which the actual

Closing occurs. The “Closing” shall consist of Seller making the deliveries described in Section 2.5 and Purchaser making the deliveries described in Section 2.6, and shall be deemed effective as of 12:00:00 a.m. New York time on the Closing Date.

2.5    Seller’s Deliveries on the Closing Date. At or prior to the Closing, Seller shall deliver, or cause to be delivered, as applicable, to Purchaser:
(a)    a duly executed instrument providing for the assignment of the Purchased Interests, free and clear of any Liens (other than restrictions imposed by securities laws applicable to unregistered securities generally), in a form acceptable to Purchaser;

(b)    an executed counterpart of the Transition Services Agreement;

(c)    an executed counterpart of the Supply Agreement;

(d)    an executed assignment and assumption agreement in a form reasonably acceptable to the Parties pursuant to which NGL LP assigns and Osterman Propane, LLC assumes (i) the Victory Propane Loan Agreement and (ii) the Victory Propane Management Pledge Agreement (the “Victory Propane Loan Assignment”);

(e)a certificate from the Company dated as of the Closing Date, duly executed by a manager of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to true and complete copies of (i) the certificate of formation, certified by the relevant Governmental Body of the jurisdiction of formation as of a date not more than five (5) Business Days prior to the Closing Date, (ii) the limited liability company agreement of the Company, (iii) resolutions of the managers of Seller authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and the other documents contemplated hereby;

(f)a certificate from each Subsidiary dated as of the Closing Date, duly executed by a manager of such Subsidiary, given by him or her on behalf of such Subsidiary and not in his or her individual capacity, certifying as to true and complete copies of (i) the certificate of formation of such Subsidiary, certified by the relevant Governmental Body of the jurisdiction of formation of that Subsidiary as of a date not more than five (5) Business Days prior to the Closing Date, and (ii) the limited liability company agreement of such Subsidiary;

(g)a certificate, dated as of the Closing Date, executed by Seller, confirming satisfaction of the conditions specified in Sections 7.1(b)(i), 7.1(b)(ii) and 7.1(b)(iii);

(h)payoff letters issued by each holder (or administrative agent of such holder(s)) of Indebtedness of the Company or any Wholly Owned Subsidiary (other than the Indebtedness referenced in Annex C and Indebtedness for obligations under capital leases) as of the Closing Date, which sets forth a commitment to release all Liens or guaranties granted by the Company or any Wholly Owned Subsidiary to such holder or otherwise arising with respect to such Indebtedness conditioned only upon payment of the amount set forth in such payoff letter, each in form satisfactory to Purchaser;

(i)a good standing certificate issued by the relevant Governmental Body of the jurisdiction of formation of the Company and each Subsidiary as of a date not more than five (5) Business Days prior to the Closing Date;

(j)a certification of non-foreign status from NGL LP in a form and substance reasonably acceptable to the Purchaser and as required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that (i) Seller is disregarded as an entity separate from NGL LP for U.S. federal income tax purposes, and (ii) NGL LP is not a “foreign person;”

(k)evidence of termination of the Affiliate Contracts other than those set forth on Schedule 6.13, in form and substance acceptable to Purchaser, providing that such agreements are of no further force or effect and that the Company shall have no existing or ongoing liability thereunder;

(l)a general release of claims by the Selling Group against the Company and each Subsidiary, in a form acceptable to Purchaser;

(m)letters of resignation and releases, duly executed by each manager and officer of the Company and each Wholly Owned Subsidiary, and the managers and officers of Victory Propane appointed by Osterman Propane or its representatives;

(n)a list of each bank account maintained by or for the benefit of the Company or any Wholly Owned Subsidiary at any bank or other financial institution and each authorized signatory with respect thereto;

(o)an electronic copy of the Data Room; and

(p)such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be requested by Purchaser.

2.6    Purchaser Deliveries on the Closing Date. At the Closing, the Purchaser shall deliver, or cause to be delivered, to Seller, as applicable:

(a)    by wire transfer of immediately available funds in accordance with the Disbursement Schedule, the amount required by Section 2.2(b)(iv);

(b)    an executed counterpart of the Transition Services Agreement;

(c)    an executed counterpart of the Supply Agreement;

(d)    an executed counterpart of the Victory Propane Loan Assignment;

(e)    a certificate from Purchaser, dated as of the Closing Date, duly executed by a duly appointed officer of Purchaser, given by him or her on behalf of Purchaser and not in his or her individual capacity, certifying as to true and complete copies of (i) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and (ii) the incumbency and signatures of the officers of the Purchaser executing this Agreement and the other documents contemplated hereby;

(f)    a certificate from Guarantor, dated as of the Closing Date, duly executed by a duly appointed officer of Guarantor, given by him or her on behalf of Guarantor and not in his or her individual capacity, certifying as to true and complete copies of (i) resolutions of the general partner of

Guarantor authorizing the execution, delivery and performance of the Guaranty and the consummation of all transactions contemplated thereby, and (ii) the incumbency and signatures of the officers of the Guarantor executing the Guaranty and any other documents to be executed by Guarantor;

(g)    a good standing certificate issued by the relevant Governmental Body of the jurisdiction of formation of the Purchaser and the Guarantor as of a date not more than five (5) Business Days prior to the Closing Date;

(h)    a certificate, dated as of the Closing Date, executed by Purchaser, confirming satisfaction of the conditions specified in Sections 7.1(a)(i) and 7.1(a)(ii); and

(i)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

2.7    Withholding. Purchaser and its agents and representatives shall be entitled to withhold from amounts otherwise payable to the Selling Group or any other Person pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to making such payment under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING GROUP

As a material inducement to Purchaser to execute and perform its obligations under this Agreement, each member of the Selling Group, jointly and severally, represents and warrants to Purchaser as follows:
3.1    Authorization of Agreement. Each member of the Selling Group has all requisite legal capacity to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and has, or at Closing will have, all requisite legal capacity to execute, deliver and perform its obligations under and to consummate the transactions contemplated by each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such member of the Selling Group in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by the Selling Group of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of the applicable member of the Selling Group. Each member of the Selling Group has duly and validly executed and delivered to Purchaser this Agreement and, at Closing, will have duly and validly executed and delivered to Purchaser each Seller Document. At the time of execution and delivery by Purchaser, this Agreement and each of the Seller Documents constitute, or will constitute, legal, valid and binding obligations of such member of the Selling Group, enforceable against such member of the Selling Group in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each member of the Selling Group is duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.2    Conflicts; Consents of Third Parties.

(a)    Except for compliance with the HSR Act, none of the execution and delivery by a member of the Selling Group of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Selling Group with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to an obligation to deliver notice to or request consent of any Person, right of modification, suspension, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of a member of the Selling Group to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of a member of the Selling Group under any provision of (i) any Contract, or Permit to which a member of the Selling Group is a party or by which the Purchased Interests or any of the properties or assets of a member of the Selling Group is bound; (ii) any Order applicable to a member of the Selling Group or the properties or assets of the Selling Group; or (iii) any applicable Law.

(b)    Except for compliance with the HSR Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Selling Group in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by the Selling Group with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

3.3    Ownership and Transfer of Purchased Interests. Seller is the record and beneficial owner of the Purchased Interests free and clear of any and all Liens (other than restrictions imposed by securities laws applicable to unregistered securities generally and Released Liens). Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Purchased Interests as provided in this Agreement and the Seller Documents. The delivery of the Purchased Interests will convey to Purchaser at Closing good and valid title to the Purchased Interests, free and clear of any and all Liens (other than restrictions imposed by securities laws applicable to unregistered securities generally). None of the Purchased Interests (a) are subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies, voting trusts, stockholder agreements or other agreements or understandings in effect with respect to the voting or transfer of such Purchased Interests, (b) are reserved for issuance or is held in treasury, or (c) are subject to any Legal Proceeding. Seller is not a foreign person within the meaning of Section 1445 of the Code.

3.4    Litigation. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against a member of the Selling Group or to which a member of the Selling Group is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby or that is reasonably likely to prohibit or restrain the ability of the Selling Group to enter into this Agreement or consummate the transactions contemplated hereby.

3.5    Financial Advisors. Except as set forth in Schedule 3.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Group in connection with the transactions contemplated by this Agreement, and no Person engaged by the Selling Group is or will be entitled to any broker’s, finder’s or similar fee or commission or like payment in respect thereof.

3.6    Tax Characterization of Selling Group. Seller is disregarded as an entity separate from NGL LP for U.S. federal income tax purposes. NGL LP is treated as a partnership for U.S. federal income tax purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES

As a material inducement to Purchaser to execute and perform its obligations under this Agreement, each member of the Selling Group, jointly and severally, represents and warrants to Purchaser as of the Effective Date and as of the Closing Date:
4.1    Organization and Good Standing. The Company and each Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation. The Company and each Subsidiary has all requisite limited liability company power and lawful authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company and each Subsidiary is qualified to do business and is in good standing as a foreign entity in each of the jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect.

4.2    Conflicts; Consents of Third Parties.

(a)    Except as set forth on Schedule 4.2(a), none of the execution and delivery by the Selling Group, or any of them, of this Agreement or any of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Selling Group, or any of them, with any of the provisions hereof or thereof will (i) conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, (ii) give rise to an obligation to deliver notice to or request consent of any Person, (iii) give rise to any right of modification, suspension, termination, cancellation or acceleration of any obligation under, (iv) result in the loss of a material benefit under, (v) give rise to any obligation of the Company or any Subsidiary to make any payment under, (vi) give rise to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or (vii) result in the creation of any Liens upon any of the properties or assets of the Company or any Subsidiary, in any such case under any provision of (x) the Constituent Documents; (y) any Material Contract; or (z) any Order applicable to the Company or any Subsidiary or to any of the properties or assets of the Company or any Subsidiary.

(b)    Except for compliance with the HSR Act and as set forth on Schedule 4.2(b), no notice, consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body or any other Person is required on the part of the Selling Group, the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by the Selling Group, or any of them, with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any material Company Permit.

4.3    Capitalization; Managers; Officers.

(a)    Schedule 4.3(a) accurately sets forth the name of each manager and the name and title of each officer of the Company and the Subsidiaries. The managers and officers set forth in Schedule

4.3(a) are the only individuals with authority to bind the Company and take actions on behalf of the Company.

(b)    The Company has no members or other limited liability company interest holders, or any other equity holders of any kind, other than Seller. Except as set forth in Schedule 4.3(b), the Wholly Owned Subsidiaries have no members or other limited liability company interest holders, or any other equity holders of any kind, other than the Company or another Wholly Owned Subsidiary, as more particularly described on Schedule 4.3(b). The equity ownership of Victory Propane is also set forth Schedule 4.3(b). There are no outstanding options, subscriptions, restricted units, warrants, rights (including preemptive rights), calls, convertible securities, exchangeable securities, debt securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary could be obligated to issue any limited liability company interests or other equity interests of any kind. Neither the Company nor any Subsidiary is a party to, or bound by, and neither the Company nor any Subsidiary has granted to any Person, any currently outstanding profits interests, interest appreciation rights, participations, phantom equity or similar rights. Other than the Constituent Documents, there are no voting trusts, voting agreements, proxies, equity holder agreements or other agreements that may affect the ownership, voting or transfer of the limited liability company interests of the Company or any Wholly Owned Subsidiary. Other than the Constituent Documents, none of the Company or any of the Wholly Owned Subsidiaries is, and to the actual knowledge of Seller, neither Victory Propane nor any other member of Victory Propane is, party to any voting trusts, voting agreements, proxies, equity holder agreements or other agreements that may affect the ownership, voting or transfer of the limited liability company interests in Victory Propane.

(c)    The Purchased Interests and all limited liability company interests in the Wholly Owned Subsidiaries, and all limited liability company interests of Victory Propane owned by Osterman Propane, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the Purchased Interests, all limited liability company interests in the Wholly Owned Subsidiaries, and all limited liability company interests of Victory Propane owned by Osterman Propane, have been issued and granted in compliance with all applicable securities and other Laws.

(d)    Neither the Company nor any Subsidiary has repurchased, redeemed or otherwise reacquired any of its membership interests or other limited liability company interests. There are no agreements or commitments obligating the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its membership interests or other limited liability company interests.

(e)    The Company, each Subsidiary, and their respective members have never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or any of the Subsidiaries or the winding up or cessation of the business or affairs of the Company or any of the Subsidiaries.

(f)    Except as set forth on Schedule 4.3(f), neither the Company nor any Subsidiary has any subsidiaries and neither the Company nor any Subsidiary holds or beneficially owns any direct or indirect interests in any Person, including any option, subscription, warrant, call, convertible or exchangeable security or other agreement or commitment for any interest in any Person. Neither the Company nor any Subsidiary is a party to any joint venture or partnership, arising under any Law, agreement or otherwise.

4.4    Constituent Documents.

(a)    The Company has delivered to Purchaser (by means of the Data Room) true, correct and complete copies of its and each Subsidiary’s: (i) certificates of formation (certified by the applicable Governmental Body); (ii) Limited Liability Company Agreements, and (iii) any other agreement or instrument relating to the organization or governance of the Company or such Subsidiary, in each case as in effect and including all amendments (collectively, the “Constituent Documents”).

(b)    There has not been any material violation of any Constituent Document, or any action taken that could (with or without notice or lapse of time, or both) result in any such material violation.

4.5    Financial Statements.

(a)    Schedule 4.5(a) contains an accurate and complete copy of the (a) audited combined financial statements of the Company and the Wholly Owned Subsidiaries (including their ownership interest in Victory Propane) and Atlantic Propane (which was not a Wholly Owned Subsidiary as of March 31, 2018), including the balance sheet as of March 31, 2018 (the “Balance Sheet”) and related statement of income for the twelve (12)-month period ended March 31, 2018 (which include year-to-year comparisons against fiscal year ended March 31, 2017), and (b) unaudited, reviewed, combined financial statements of the Company and the Wholly Owned Subsidiaries (including their ownership interest in Victory Propane) and Atlantic Propane (which was not a Wholly Owned Subsidiary as of March 31, 2017), including the balance sheet as of March 31, 2017 and related statement of income, for the fiscal year ended March 31, 2017 ((a) and (b) together, the “Financial Statements”). Prior to the Closing Date, Schedule 4.5(a) shall be updated to include the other financial statements required to be delivered by the Selling Group to Purchaser pursuant to Section 6.15. The Financial Statements are accurate and complete and fairly present, in all material respects, the financial condition and the results of the operations of the Company and the Wholly Owned Subsidiaries, as of the dates and for the respective periods indicated, and the balance sheets and statements of income in the Financial Statements fairly present in all material respects the results of operations and cash flows of the Company and the Wholly Owned Subsidiaries for the respective periods indicated. The Financial Statements have been prepared in accordance with (i) GAAP (as utilized for NGL LP and its Affiliates on a consolidated basis) applied on a consistent basis during the periods involved (except as may be indicated on the notes thereto) and (ii) the historic accounting principles consistently applied by the Company for the past three (3) years. All books, records and accounts of the Company and the Wholly Owned Subsidiaries are accurate and complete and are maintained in all material respects in accordance with GAAP, good business practice, and all applicable Laws.

(b)    The outstanding accounts receivable of the Company arose from bona fide arm’s-length transactions in the Ordinary Course of Business and there is no outstanding claim or dispute with any account debtor in connection with any such outstanding account receivable. The allowance for doubtful accounts stated in the Financial Statements is reasonable based on the past history of the business and operations of the Company. Since the Balance Sheet Date, the Company has collected the accounts receivable in the Ordinary Course of Business.

4.6    No Undisclosed Liabilities. Neither the Company nor any Wholly Owned Subsidiary nor, to the actual knowledge of Seller, Victory Propane has any outstanding Indebtedness or Liabilities other than those (a) specifically reflected on and fully reserved against in the Balance Sheet; (b) incurred in the Ordinary Course of Business since the Balance Sheet Date, none of which, individually or in the aggregate, are material in amount (and none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit); (c) Liabilities that are not required to be recognized or disclosed on financial statements prepared in accordance with GAAP; and (d) set forth on Schedule 4.6.

4.7    Indebtedness. Schedule 4.7 sets forth a description of all outstanding Indebtedness of the Company and each Wholly Owned Subsidiary and, to the actual knowledge of Seller, Victory Propane, and such Schedule shall be updated to reflect Indebtedness outstanding as of the Closing.

4.8    Taxes. Except as otherwise set forth on Schedule 4.8:

(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company or any Wholly Owned Subsidiary have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects and (ii) all Taxes payable by or on behalf of the Company or any of the Wholly Owned Subsidiaries or any of the income, assets or operations of the Company or any of the Wholly Owned Subsidiaries have been fully and timely paid.

(b)    The Company and each Wholly Owned Subsidiary has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws, including any amounts required to be withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, member, or other third party.

(c)    No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Wholly Owned Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d)    All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Company or any Wholly Owned Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has a member of the Selling Group, the Company, or any Wholly Owned Subsidiary received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(e)    Since January 1, 2013, there has not been any audit or similar proceeding relating to Taxes against or with respect to the Company or any Wholly Owned Subsidiaries.

(f)    There is no action, suit, audit, inquiry, investigation or similar proceeding relating to Taxes now in progress, pending or threatened in writing against or with respect to the Company or any Wholly Owned Subsidiary, and no adjustment relating to any Tax Return of the Company or any Wholly Owned Subsidiary has been proposed that is still unresolved.

(g)    No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed in writing by any Governmental Body with respect to the Company or any Wholly Owned Subsidiary that has not been resolved.

(h)    Neither the Company, any Wholly Owned Subsidiary, any Purchaser Indemnitee nor any other Person on their behalf will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or part thereof) ending after the Closing Date as a result of any: (i) change in accounting method adopted by or on behalf of the Company or any such Wholly Owned Subsidiary on or prior to the Closing Date; (ii) closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any such Wholly Owned Subsidiary entered into on or before the Closing Date; (iii) installment sale made on or before the Closing Date, or (iv) election under Sections 108(i) or 965(h) of the Code made on or before the Closing Date.

(i)    Neither the Company nor any Wholly Owned Subsidiary has (i) requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (ii) been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid; (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (iv) applied for and/or received a ruling or determination from a Tax authority regarding a past or prospective transaction.

(j)    Neither the Company nor any Wholly Owned Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(k)    There are no Liens on any of the assets of the Company or any of the Wholly Owned Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes that are not yet due and payable.

(l)    The Company and each of the Wholly Owned Subsidiaries has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(m)    Neither the Company nor any of the Wholly Owned Subsidiaries has ever been a member of a unitary, combined, affiliated or similar group of companies for Tax purposes.

(n)    The Company and each of the Wholly Owned Subsidiaries (other than Atlantic Propane) are disregarded as an entity separate from NGL LP for U.S. federal income tax purposes. Victory Propane and Atlantic Propane are treated as partnerships for U.S. federal income tax purposes; provided, however, upon the consummation of the transactions contemplated by Section 6.17, Atlantic Propane will be disregarded as an entity separate from NGL LP for U.S. federal income tax purposes.

(o)    Neither the Company nor any Wholly Owned Subsidiary has ever participated in any (i) “reportable transaction” within the meaning of Section 6011 of the Code and Section 1.6011-4(b) of the Treasury Regulations, or (ii) transaction that lacks economic substance for purposes of Section 7701(o) of the Code.

(p)    Neither the Company nor any Wholly Owned Subsidiary has liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), or as a transferee or successor, or by contract, or otherwise.

(q)Neither the Company nor any Wholly Owned Subsidiary is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.

(r)Neither the Company nor any Wholly Owned Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the corresponding Tax Laws of any nation, state or locality. No Taxing Authority has proposed or purported to require any such adjustment or change in accounting method, and no such adjustment under Section 481 of the Code or the corresponding Tax Laws of any nation, state or locality will be required of the Company or any Wholly Owned Subsidiary upon the completion of, or by reason of, the transactions contemplated by this Agreement.

(s)The Company and each of the Wholly Owned Subsidiaries is, and always has been, resident only in the United States and has not been subject to Tax in any jurisdiction outside the United States.

4.9    Title to Assets; Related Matters.

(a)    Except for the Permitted Encumbrances and those Liens set forth in Schedule 4.9, which Liens will be released in connection with the Closing (the “Released Liens”), the Company and each Wholly Owned Subsidiary have good, valid and marketable title, or a valid leasehold interest in (without any defaults under any such lease by the Company, the applicable Wholly Owned Subsidiary or any other Person (and to the Knowledge of Seller no event has occurred that with the lapse of time or the giving of notice, or both, would constitute such a default)), all assets used in the Business, including Company Properties, free and clear of any Liens. Such assets are sufficient for the continued conduct of the Business from and after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(b)    Such property and assets are in reasonably good operating condition and free from defects, in each case subject to ordinary wear and tear and ongoing routine maintenance. There has not occurred any circumstance or event that would (i) cause any asset of the Company or any of its Wholly Owned Subsidiaries to cease to be owned or leased (as applicable) by the Company or such Wholly Owned Subsidiary immediately after the Closing, or (ii) interfere with the current use, occupancy or operation of any such asset.

4.10    Real Property.

(a)    Schedule 4.10(a) sets forth an accurate and complete list of all real property and interests in real property owned, leased or subleased by the Company and each Wholly Owned Subsidiary (each such property or interest a “Company Property” and collectively, the “Company Properties”). All of the Company Properties and buildings, fixtures and improvements thereon (a) to Seller’s Knowledge are in good operating condition without material structural defects, and all mechanical and other systems located thereon are in operating condition, and no condition exists requiring material repairs, alterations or corrections (ordinary wear and tear excepted), and (b) comply with, and are being operated and otherwise used in material compliance with, all applicable Laws, covenants, conditions, restrictions, easements, licenses, permits or agreements.

(b)    The Company has delivered to Purchaser (by means of the Data Room) true, correct and complete copies of the Real Property Leases, together with all amendments, extensions,

renewals, modifications, guaranties or supplements, if any, thereto. With respect to each of the Real Property Leases, (i) such Real Property Lease is legal, valid, binding, in full force and effect and enforceable against the Company or the applicable Wholly Owned Subsidiary and, to the Knowledge of Seller, the other parties thereto; (ii) none of the Company, any Wholly Owned Subsidiary or, to the Knowledge of Seller, any other party to any Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iii) there are no disputes with respect to such Real Property Lease; (iv) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (v) there are no forbearance programs in effect with respect to such Real Property Lease; (vi) neither the Company nor any Wholly Owned Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Real Property Lease or any interest therein; (vii) the Company’s or the applicable Wholly Owned Subsidiary’s possession and quiet enjoyment of the real property under such Real Property Lease has not been disturbed; (viii) neither the Company nor any Wholly Owned Subsidiary owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (ix) the landlord or sublandlord, as applicable, party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company or any Wholly Owned Subsidiary; (x) except for the Released Liens, neither the Company nor the applicable Wholly Owned Subsidiary has granted any security interest in such Real Property Lease or any interest therein; and (xi) except for Released Liens, there are no Liens on the estate or interest created by such Real Property Lease. All buildings, improvements and other property on the Leased Real Property have received all material approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the use or operation thereof and have been operated and maintained in material compliance with applicable legal requirements and are not in material violation of, and to Seller’s Knowledge, are not legal nonconforming uses or improvements under, any applicable zoning, building code or subdivision ordinance, regulation, order or Law or restrictions or covenants of record.

(c)    With respect to the Owned Real Property, (i) the Company or the applicable Wholly Owned Subsidiary has good and valid fee title to such real property free and clear of all Liens of any nature whatsoever except (A) Permitted Encumbrances and (B) the Released Liens; (ii) except for Permitted Encumbrances, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such real property; (iii) there are no outstanding options or rights of first refusal or rights of first offer to purchase such real property or any portion thereof or interest therein and (iv) neither the Company nor the applicable Wholly Owned Subsidiary, as the case may be, has mortgaged, deeded in trust or otherwise transferred or encumbered such Owned Real Property or any interest therein. All buildings, improvements and other property on the Owned Real Property have received all required approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the use or operation thereof and have been operated and maintained in material compliance with applicable legal requirements and are not in material violation of, and to Seller’s Knowledge, are not legal nonconforming uses or improvements under, any applicable zoning, building code or subdivision ordinance, regulation, order or Law or restrictions or covenants of record.

(d)    The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business.

(e)    With respect to all Company Property: (i) no conditions exist that would be expected to have a material adverse effect on the Company Property taken as whole or the use thereof after the Closing as compared with the use of such Company Property as of the Effective Date; (ii) there are no pending zoning, condemnation, expropriation, eminent domain or similar proceedings (or negotiations regarding transfers in lieu thereof) with respect to all or any portion of the Company Property and, to Seller’s Knowledge, no such proceeding has been threatened; and (iii) neither the Company nor any Wholly Owned Subsidiary has received any written notice of any special assessment proceedings or other governmental actions affecting the Company Property.

4.11    Intellectual Property.

(a)    Schedule 4.11(a) sets forth an accurate and complete list of all Intellectual Property owned by or licensed to the Company or any Wholly Owned Subsidiary or otherwise used in the Business, other than licenses for off the shelf commercial software (the “Company Intellectual Property”). All of the Company’s or the applicable Wholly Owned Subsidiary’s rights under the Company Intellectual Property are valid, subsisting and in full force and effect. For Company Intellectual Property that has been registered with a Governmental Body or authorized registrar, Schedule 4.11(a) lists (i) the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable. All required filings and fees due on or before the Effective Date related to each item of Intellectual Property listed on Schedule 4.11(a) have been, and all such filings and fees due prior to the Closing Date will be, timely filed with and paid to the relevant Governmental Authorities and authorized registrars. Schedule 4.11(a) also lists all Company Intellectual Property that is licensed by the Company to a third party, and accurate and complete copies of all agreements relating to such licenses have been delivered to Purchaser through the Data Room. Each such agreement is valid and binding on the Company or the applicable Wholly Owned Subsidiary in accordance with its terms and is in full force and effect. Neither the Company nor the applicable Wholly Owned Subsidiary nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or, to Seller’s Knowledge, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Agreement.

(b)    All Company Intellectual Property is owned solely by the Company or the applicable Wholly Owned Subsidiary, free and clear of any Liens other than Permitted Encumbrances and Released Liens, or is validly licensed to the Company or the applicable Wholly Owned Subsidiary pursuant to written agreements that have been delivered to Purchaser through the Data Room. None of the Company Intellectual Property is dependent upon any other Intellectual Property in order to freely operate or be utilized in the manner heretofore utilized by the Company or the applicable Wholly Owned Subsidiary. To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by or exclusively licensed to the Company or any of the Wholly Owned Subsidiaries, and no such claims have been made or, to the Knowledge of Seller, threatened against any Person by the Company or any of the Wholly Owned Subsidiaries.

(c)    The Company Intellectual Property does not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person.

(d)    Neither the Company nor any Wholly Owned Subsidiary is the subject of any pending, or to Seller’s Knowledge, threatened Legal Proceedings which involve or that could reasonably imply (such as an offer to grant a license) a claim of infringement, unauthorized use, misappropriation, dilution or violation of any Company Intellectual Property or challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any Wholly Owned Subsidiary has received notice of any such threatened claim.

(e)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to the Company’s or the applicable Wholly Owned Subsidiary’s continuing right to own, use or hold for use any Company Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(f)    The Company and the Wholly Owned Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(g)    The Company and its Wholly Owned Subsidiaries have established and maintain (i) reasonable standard safeguards against the destruction, loss, or alteration of customer data or information in the possession or control of the Company or such Wholly Owned Subsidiary that comply in all material respects with any applicable contractual and legal requirements, and (ii) systems, security controls, policies, and procedures to guard against the unauthorized access, alteration, or destruction of customer data or information (including any personally identifiable information). The Company and its Wholly Owned Subsidiaries have implemented reasonable backup and disaster recovery technology.

4.12    Material Contracts.

(a)    Schedule 4.12(a) sets forth all of the following Contracts to which the Company or any Wholly Owned Subsidiary is a party or by which the Company, any Wholly Owned Subsidiary or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)each Contract, including any individual task order, delivery order, purchase order, or blanket purchase agreement, with any Governmental Body;

(ii)each Contract (A) relating to the employment of, or the performance of services by, any current Employee of the Company or any Wholly Owned Subsidiary (other than oral, at-will Contracts with Employees), or any former Employee pursuant to which the Company or such Wholly Owned Subsidiary, on the one hand, or such Employee, on the other hand, has continuing rights or obligations; (B) pursuant to which the Company or such Wholly Owned Subsidiary is or may become obligated to make any severance, retention, change in control, termination or similar payment to any current or former Employee; or (C) pursuant to which the Company or such Wholly Owned Subsidiary is or may become obligated to make any bonus or similar payment (whether in the form of cash or equity securities but excluding payments constituting base salary) to any current or former Employee;

(iii)all Contracts, including any share option plan, share appreciation rights plan, share purchase plan or phantom share plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)each Contract that (A) imposes any restriction on the right or ability of the Company or any Wholly Owned Subsidiary (or an Affiliate thereof after the Closing) to (x) compete with any other Person or in any geographic area or during any period of time, (y) solicit, hire or retain any Person as an employee, consultant or independent contractor or (z) solicit any customers or clients of the other parties thereto, (B) grants exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, (C) requires the Company and/or any Wholly Owned Subsidiary (or an Affiliate thereof after the Closing) to use any supplier or other Person for all or substantially all of any of its material requirements or needs in any respect, (D) requires the Company and/or any Wholly Owned Subsidiary (or an Affiliate thereof after the Closing) to provide to the other parties thereto “most favored nation” pricing, or (E) requires the Company and/or any Wholly Owned Subsidiary (or an Affiliate thereof after the Closing) to market or co-market any products or services of any other Person;

(v)each Contract with any member of the Selling Group or any officer, manager or member of the Company or any Wholly Owned Subsidiary or any family member of such Persons;

(vi)each Real Property Lease;

(vii)each lease of personal property by the Company or any Wholly Owned Subsidiary requiring payments in excess of $100,000 per year relating to personal property used by the Company or any Wholly Owned Subsidiary;

(viii)each Contract under which the Company or any Wholly Owned Subsidiary has obligations for any borrowed money, including Contracts evidencing, securing or otherwise relating to any Indebtedness (other than trade payables incurred in the Ordinary Course of Business), or pursuant to which a Lien has been placed on any asset of the Company or any Wholly Owned Subsidiary;

(ix)each Contract under which the Company or a Wholly Owned Subsidiary has, directly or indirectly, made any advance, loan or extension of credit to any Person, or that contains or relates to a guarantee or endorsement (other than endorsements for the purpose of collection in the Ordinary Course of Business) of, or obligation to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, or any other contingent obligations in respect of, indebtedness, liabilities or obligations of other Persons;

(x)each other Contract that contemplates or involves the payment by or to the Company or any Wholly Owned Subsidiary of consideration in an amount or having a value in excess of $50,000 in the aggregate;

(xi)Contracts that create or relate to a partnership or joint venture to which the Company or any Wholly Owned Subsidiary is a party, or pursuant to which the Company or any Wholly Owned Subsidiary has any ownership interest in any other Person; and

(xii)each collective bargaining agreement, other labor agreement, or Contract between the Company (or an Affiliate of the Company with respect to any current Employees) and any labor union.

(b)    True, complete and correct copies of the written Material Contracts have been made available to Purchaser (by means of the Data Room), and Schedule 4.12(b) provides a true, complete, and accurate description of the terms of each Material Contract that is not in written form.

(c)    Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or the applicable Wholly Owned Subsidiary, and to the Knowledge of Seller, the other parties thereto, enforceable against the Company or such Wholly Owned Subsidiary, and to the Knowledge of Seller, the other parties thereto in accordance with its terms. Neither the Company nor the applicable Wholly Owned Subsidiary is in default under any Material Contract, nor, to the Knowledge of Seller, (i) is any other party to any Material Contract in breach of or default thereunder or (ii) has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default of the Company, the applicable Wholly Owned Subsidiary, or other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any dispute with respect to any Material Contract.

4.13    Employee Benefits Plans; Employees.

(a)    Schedule 4.13(a) contains a complete and accurate list of all Company Plans and separately identifies each Company Plan that is sponsored or maintained by the Company or any Wholly Owned Subsidiary. Neither the Company, any Wholly Owned Subsidiary, nor any ERISA Affiliate of any of them has any plan, agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, adopt or enter into, contribute or agree to contribute to any additional Company Plan, or to modify or amend any existing Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable Law or as required by this Agreement). There has been no amendment, interpretation or other announcement (written or oral) by the Company, any Wholly Owned Subsidiary, or by any other Person relating to, or change in participation or coverage under, any Company Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Company Plan (or the Company Plans taken as a whole). Each Company Plan can be amended or terminated by the respective company or the applicable ERISA Affiliate at any time (whether before or after the Closing), except to the extent prohibited under ERISA, the Code, or any other applicable Laws, and without any Liability or expense to the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, Purchaser or such Company Plan (including, without limitation, any surrender charge, market rate adjustment or other early termination charge or penalty).

(b)    The Company has delivered to Purchaser (by means of the Data Room) correct and complete copies of (i) each Company Plan, including all amendments thereto and all related trust documents, if any (or, in the case of any such Company Plan that is unwritten, a written description thereof); (ii) the three (3) most recent annual reports on Form 5500, including all attachments and schedules, required to be filed with respect to each Company Plan (if any such report was required); (iii) the most recent summary plan description, and all related summaries of material modifications, for each Company Plan for which such summary plan description is required; (iv) the most recent determination, opinion or advisory letter issued by, and all material related correspondence with, the IRS and/or United States Department of Labor with respect to each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code; (v) all material written agreements and contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from any Governmental Body relating to any Company Plan; (vii) the form of all current COBRA forms and related notices; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; (ix) all nondiscrimination test reports and summaries, if any are required, for each Company Plan for the three (3) most recent plan years; (x) all registration statements, annual reports and prospectuses prepared in connection with each Company Plan; (xi) all HIPAA Privacy Notices, the form of notices of creditable coverage, and all Business

Associate Agreements to the extent required under HIPAA; and (xii) if a Company Plan is funded, the most recent annual and periodic accounting of Company Plan assets.

(c)    Neither the Company, any Wholly Owned Subsidiary nor any ERISA Affiliate has ever sponsored, established, maintained, participated in, or contributed to, or has any direct, indirect or contingent Liability with respect to (i) any “multiemployer plan”, as that term is defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, including any plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code; (iii) any “multiple employer plan” within the meaning of Section 210(a), Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, which is not subject to the exception to the filing requirement described in 29 CFR §2520.101-2(c)(2)(ii)(B); (v) a “funded welfare plan” within the meaning of Section 419 of the Code; or (vi) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.

(d)    None of the Company Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former Employee, after his or her retirement or other termination of employment or service, and neither the Company, any Wholly Owned Subsidiary, nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former Employee, that such benefits would be provided, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code.

(e)    Each Company Plan is, and has been, established, qualified, amended, invested, maintained, administered, operated and funded in material compliance with its terms and the terms of any document that affects such activity in respect of such plan, and in material compliance with ERISA, the Code and all other applicable Laws, including the IRS Employee Plans Compliance Resolution System and similar guidance.

(f)    There are no pending, or, to the Knowledge of Seller, threatened actions, suits or claims with respect to (or against the assets of) any of the Company Plans, other than ordinary claims for benefits submitted by participants or beneficiaries. No Company Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the Knowledge of Seller, no such action is contemplated or under consideration by any Governmental Body.

(g)    All contributions, premium payments and other payments required to be made in connection with the Company Plans have either been timely made or accrued or corrected in accordance with ERISA, the Code, and all other applicable Laws. Neither the Company, any Wholly Owned Subsidiary, or any ERISA Affiliate has any Liabilities relating to unfunded obligations with respect to Company Plans that are retirement or supplemental benefit plans.

(h)    Neither the Company, any Wholly Owned Subsidiary, nor any ERISA Affiliate, nor to Seller’s Knowledge, any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA) that has not been corrected, which would subject any of the Company Plans or their related trusts, the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, the Purchaser, or any Person that the Company has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Neither the Company, any Wholly Owned Subsidiary, nor any ERISA Affiliate

is subject to any penalty or Tax with respect to any Company Plan under Sections 4975 through 4980 of the Code.

(i)    Participation in any Company Plan has been limited, at all times, to individuals eligible to participate under the terms of such Company Plan.

(j)    No employer securities, employer real property or other employer property is included in the assets of any of the Company Plans.

(k)    Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, (i) each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is maintained pursuant to a volume submitter or prototype document with respect to which the IRS has issued a favorable opinion letter on which the Company or any Wholly Owned Subsidiary is entitled to rely or has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Company Plan is exempt from federal income tax under Section 501(a) of the Code and (ii) no event has occurred or circumstance exists that is likely to give rise to disqualification or loss of tax-exempt status of any such Company Plan or trust.

(l)    Neither the execution and delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the Transaction Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) entitle any individual to severance benefits, unemployment compensation or any other payment from the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, any Company Plan or Purchaser; (ii) increase the amount of compensation due to any individual from the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, any Company Plan or Purchaser or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Company Plan, except as required by Section 411(d)(3); (iv) require the Company, any Wholly Owned Subsidiary, any ERISA Affiliate or Purchaser to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; (v) impair any of the rights of the Company, any Wholly Owned Subsidiary, any ERISA Affiliate or Purchaser with respect to any Company Plan (including, without limitation, the right to amend or terminate any Company Plan at any time and without any Liability or expense to the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, Purchaser or such Company Plan); (vi) result in the payment of any amount that would, either individually or in combination with any other payments, not be deductible by reason of Section 280G of the Code or (vii) result in the forgiveness in whole or in part of any outstanding loans made by the Company, any Wholly Owned Subsidiary, or any ERISA Affiliate to any Person.

4.14    Labor.

(a)    The Company does not currently directly employ any employees. All of the Employees providing services to the Company are currently employed by Seller.

(b)    Schedule 4.14(b) contains a complete and accurate list, as of the date hereof, of all of the current Employees, showing for each such Employee: (i) such Employee’s name and job title; (ii) such Employee’s annualized compensation and base salary as of the date of this Agreement, separately identifying any bonus payments (target and maximum), commissions, severance obligations and deferred compensation paid or payable to each such individual, accrued but unpaid vacation balances as of the date hereof, sick time and leave status (including type of leave, and expected return date, if known); (iii) such Employee’s classification as exempt or non-exempt under the Fair Labor Standards Act (FLSA); (iv) such Employee’s full-time or part-time status, (v) such Employee’s status as a temporary or regular employee; and (vi) such Employee’s date of hire; provided, however, that to the extent required to comply with applicable Law, Purchaser represents and warrants that it will not use the information provided on this Schedule 4.14(b) either to determine (x) which Employees will be offered continued employment following the Closing, or (y) the post-Closing salary for such Continuing Employees. As of the Effective Date, the Company has not received written notice from any Key Employee of such Employee’s resignation of employment upon or after the consummation of the transactions contemplated hereby.

(c)    Except as set forth on Schedule 4.14(c), the employment of each of the Employees is terminable at will.

(d)    Except as set forth on Schedule 4.14(d), neither the Company, any Wholly Owned Subsidiary, any ERISA Affiliate, nor Seller is presently, nor has it been in the past, a party to, or bound by, any labor, collective bargaining, union or similar agreement, arrangement or contract, and there are no labor, union or collective bargaining agreements which pertain to any Employees. Except as set forth on Schedule 4.14(d), there is not presently any pending or, to the Knowledge of Seller threatened, and within the past three (3) years, there has not been any, (i) strike, slowdown, picketing, work stoppage or Employee grievance process affecting the Company, any Wholly Owned Subsidiary or the Employees; (ii) actions, suits, charges, grievance proceedings, administrative matters, or other claims against or affecting the Employees or former employees relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body; (iii) union organizational activity or other labor or employment dispute against or affecting the Company, any Wholly Owned Subsidiary or Seller; (iv) application for certification of a collective bargaining agent with respect to the Employees; (v) actions, suits, claims or administrative matters pending or threatened against the Company, any Wholly Owned Subsidiary or any of their Employees or any of its employees relating to any employment arrangement (except for routine claims for benefits in the Ordinary Course of Business); or (vi) pending or, to the Knowledge of Seller, threatened claims or actions against the Company, any Wholly Owned Subsidiary, any Company trustee under any worker’s compensation policy or long-term disability policy.

(e)    The Company and each ERISA Affiliate: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). Schedule 4.14(e) lists all Liabilities of Company to any Employee that result from the termination by Company or Purchaser of such Employee’s employment or provision of services, a change of control of Company, or a combination thereof. To the Knowledge of Company, neither Company nor any ERISA Affiliate has received notice of any direct or indirect claim with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any Employee leased from another employer.

(f)    Within the past year, neither Company nor any ERISA Affiliate has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act (WARN) or any

similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied Liability or obligation under WARN or any similar state or local law.

4.15    Litigation. Except as set forth on Schedule 4.15, (a) since January 1, 2015 with respect to all Legal Proceedings other than workers compensation Legal Proceedings or (b) since January 1, 2016 with respect to workers compensation Legal Proceedings, (i) there has been no Legal Proceeding pending or, to the Knowledge of Seller, threatened by or against the Company, any Wholly Owned Subsidiary or any of their respective officers, managers, directors or employees (in their capacity as such) or (ii) to the actual knowledge of Seller, there has been no Legal Proceeding pending or threatened by or against Victory Propane or any of its officers, managers, directors or employees (in their capacity as such).   Neither the Company, any Wholly Owned Subsidiary nor any of the assets owned or used by the Company or any such Wholly Owned Subsidiary is subject to any Order. To the actual knowledge of Seller neither Victory Propane nor any of the assets owned or used by it is subject to any Order.

4.16    Compliance with Laws; Permits.

(a)    The Company and each Wholly Owned Subsidiary is, and, at all times has been, in compliance in all material respects with all applicable Laws and has conducted its businesses in compliance in all material respects with all current Laws (except that Environmental Laws are addressed in Section 4.17) applicable to its business, operations or assets.

(b)    The Company and each Wholly Owned Subsidiary, as applicable, holds all Permits that are required (i) for (A) the Company or such Wholly Owned Subsidiary, as applicable, to own, use and distribute its respective assets, including the Company Property and the Real Property Leases, in the manner in which they are currently owned, used and distributed and (B) the operation of the Business as presently conducted and as presently intended to be conducted in each case, other than those the failure of which to possess is immaterial, and (ii) under any Contract with any Governmental Body (in the case of clauses (i) and (ii), each a “Company Permit” and, collectively, the “Company Permits”).

(c)    The Company and each Wholly Owned Subsidiary is, and has at all times been, in material compliance with all of the terms and requirements of each Company Permit. Neither the Company nor any Wholly Owned Subsidiary has received any notice or other communication from any Governmental Body or any other person regarding (i) any actual, alleged, possible or potential default under, violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit. All Company Permits are valid and in full force and effect.

4.17    Environmental Matters.

(a)    Except as set forth on Schedule 4.17(a), the Company and each Wholly Owned Subsidiary is, and since the date of its formation, has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under or pursuant to any Environmental Law.

(b)    Except as set forth on Schedule 4.17(b), there has been no Release of or exposure to any Hazardous Material at, on, under or from any Company Property or any other real property currently or formerly owned, operated or leased by the Company or any Wholly Owned Subsidiary, in any case that requires cleanup or remediation pursuant to any Environmental Law.

(c)    Except as set forth on Schedule 4.17(c), neither the Company nor any Wholly Owned Subsidiary has (i) received notice of any actual or alleged violation of or liability under any Environmental Law or (ii) received any claim under any Environmental Law.

(d)    The Company has made available to Purchaser (by means of the Data Room) true and complete copies of any material reports or studies, analyses, tests or monitoring or any other material documents in its possession or control pertaining to Hazardous Substances in, on, or under or the environmental condition of the Company Property or any real property currently or formerly owned, operated or leased by the Company or any Wholly Owned Subsidiary or concerning compliance by the Company or any Wholly Owned Subsidiary with Environmental Laws.

4.18    Insurance. Schedule 4.18 sets forth a list of all insurance policies held by, at the expense of, for the benefit of, or applicable to the Company, any Wholly Owned Subsidiary or any of their respective assets or properties. True and complete copies of all such policies as in effect on the Effective Date have been delivered to the Purchaser (by means of the Data Room). No written notice of default under any such policy has been received and no premium payment is in arrears under any such policy as of the date hereof, and such policies in such amounts are presently outstanding and duly in full force and effect without interruption. No material claim under such insurance policies has ever been denied for which outstanding losses or obligations remain. Neither the Company nor any Wholly Owned Subsidiary has received any written notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that no renewal of an existing insurance policy will be offered to the Company or any such Wholly Owned Subsidiary.
4.19    Financial Advisors. Except as disclosed on Schedule 4.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, and no Person engaged by the Company or any Subsidiary is or will be entitled to any broker’s, finder’s or similar fee, commission or like payment in respect thereof.

4.20    Conduct of Business. Except as disclosed on Schedule 4.20, since the Balance Sheet Date, the Company and each Wholly Owned Subsidiary has carried on its business in the Ordinary Course of Business and there has not been any material damage to or destruction of any asset of the Company or any Wholly Owned Subsidiary or any event that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any Wholly Owned Subsidiary has:

(a)    amended its Constituent Documents;

(b)    issued, granted, sold or otherwise disposed of any limited liability company interests (or other equity interests);

(c)    acquired any securities in any Person;

(d)    (i) merged or consolidated with any Person or adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, (ii) licensed, leased, purchased, or disposed of, any material property or material assets, except for sales of inventory and dispositions of obsolete and immaterial equipment in the Ordinary Course of Business, (iii) mortgaged or encumbered the Company Properties or any other property or assets, (iv) made any loan, advancement or capital contribution to any other Person to acquire any equity interests in, or otherwise make any investment in, any Person, or otherwise, or (v) canceled any debts owed to or claims held by it, except for immaterial debts, or claims cancelled in the Ordinary Course of Business;

(e)    borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed, incurred any material Indebtedness, or incurred or increased any material obligation or Liability, direct or indirect, other than the incurrence of Liabilities pursuant to existing agreements or in the Ordinary Course of Business, or guaranteed any obligations of another Person;

(f)    transferred, assigned, sold, leased, licensed or otherwise disposed of any material asset, except for sales of inventory in the Ordinary Course of Business;

(g)    made any capital expenditures, or commitments thereto, in an amount that exceeds $100,000 individually or $250,000 in the aggregate, except for expenditures made in the Ordinary Course of Business;

(h)    entered into any hedging arrangements;

(i)    made any increase in the bonus, salary or other compensation, severance or benefits of any Employee, or instituted or made any amendment to any employee benefit program or fringe benefit program with respect to the Employees outside the Ordinary Course of Business;

(j)    entered into any employment agreement not terminable at-will, or any collective bargaining or labor agreements, or hired or promoted any person as or to (as the case may be) an officer position;

(k)    entered into, modified, amended, terminated or renewed any Material Contract or any Company Permit or waived, released or assigned any rights or claims thereunder;

(l)    settled or compromised, or agreed to settle or compromise, any claim, other than settlements or compromises involving solely money damages not in excess of $200,000;

(m)    filed any amended Tax Return, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n)    taken any action, filed any Tax Return, or made any election inconsistent with the treatment of the Company, for purposes of United States federal Income Taxes, as a disregarded entity, including making an election under Section 301.7701-3 of the Treasury Regulations to be classified as an entity taxable as a corporation for United States federal income tax purposes;

(o)    changed in any material respect the prices or terms of distribution of products or services, or discounts, allowances or return policies, or granted any material pricing, discount, allowance or return terms for any customer or supplier; or

(p)    changed cash management practices or policies, including, without limitation, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits and pricing and credit practices.

4.21    Bank Accounts. Schedule 4.21 lists each bank account maintained by or for the benefit of the Company or any Wholly Owned Subsidiary at any bank or other financial institution, as well as the individuals with signing authority over each such account.

4.22    Transactions with Affiliates. Schedule 4.22 sets forth a complete and accurate list of any Contract or agreement between (a) the Company or any of the Wholly Owned Subsidiaries, on the one hand, and (b)(i) Seller or any Affiliate of Seller (other than the Company or any of the Wholly Owned Subsidiaries), (ii) any officer, manager, director or employee of the Company or any Wholly Owned Subsidiary, or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, on the other hand, except Contracts or agreements with respect to compensation received as employees or consultants in the Ordinary Course of Business (collectively, “Affiliate Contracts”).

4.23    Ethical Practices. Since January 1, 2013, none of the Company, any of its Wholly Owned Subsidiaries, or any of their respective directors, officers, employees, agents or consultants, or any other Person, in each case while acting for, or on behalf of, the Company or any such Wholly Owned Subsidiary, directly or indirectly:

(a)    has violated or is in violation of the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption/anti-bribery Law including those targeting commercial bribery (collectively, “Anti-Corruption Laws”);

(b)    has made, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to (i) any officer, employee or ceremonial office holder of any entity owned or controlled by a Governmental Body (“Governmental Entity”), instrumentality thereof, legal entity controlled by a Governmental Entity or public international organization (such as the United Nations), (ii) any political party, (iii) any political candidate, or (iv) any royal family member, in each case, that is prohibited under any Anti-Corruption Law or otherwise for the purpose of corruptly or improperly influencing any act or decision of such payee in his or her official capacity, inducing such payee to do or omit to do any act in violation of his or her lawful duty, securing any improper advantage or inducing such payee to use his or her influence with a Governmental Entity, instrumentality thereof, legal entity controlled by a Governmental Entity or public international organization to affect or influence any act or decision of such Governmental Entity, instrumentality thereof, legal entity controlled by a Governmental Entity or public international organization in each case in violation of an Anti-Corruption Law (any of the foregoing a “Prohibited Payment”);

(c)    has made, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value (including meals or entertainment) to any Person with reason to know that all or part of such paid or transferred money or other thing of value would be the subject of a Prohibited Payment; or

(d)    has used funds or other assets, or made any promise or undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund.

4.24    International Trade Matters; Export Control and Import Laws.

(a)    Neither the Company nor any of its Wholly Owned Subsidiaries has violated (i) the Export Administration Regulations or any other applicable restraint on imports, exports or reexports or (ii) have violated any measure administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other applicable economic sanctions requirements.

(b)    None of the Company, any of its Wholly Owned Subsidiaries or any director, officer, employee, agent or consultant of, or any other Person acting for, or on behalf of, the Company or any of its Subsidiaries is a Prohibited Person. “Prohibited Person” means (i) a Person who is on the List of Specially Designated Nationals and Blocked Persons or any other list of sanctioned persons administered by OFAC; (ii) any other similar list of sanctioned persons administered by a Governmental Entity in any other jurisdiction; (iii) any legal entity that is 50%-or-more owned by one or more Persons identified in the foregoing clauses (i) or (ii); (iv) a segment of the government of Crimea, Cuba, Iran, North Korea, Sudan (as to Sudan, for business conducted before January 17, 2017) or Syria or any national or resident thereof; or (v) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing clauses (i), (ii), (iii) or (iv).

(c)    Neither the Company nor any of its Wholly Owned Subsidiaries is a party to any Contract or bid with, and has not conducted business directly or indirectly with or otherwise involving, any Prohibited Person.

(d)    None of the Company’s or its Wholly Owned Subsidiaries’ products is on the U.S. Munitions List or subject to International Traffic in Arms Regulations.

4.25    Suppliers and Customers.

(a)    Schedule 4.25(a)(i) sets forth an accurate and complete list of the 10 largest customers of the Company and its Wholly Owned Subsidiaries for each of the two most recent fiscal years, as measured by the dollar amounts of revenues generated therefrom. Schedule 4.25(a)(ii) contains an accurate and complete list of the 10 largest suppliers, service providers and vendors of the Company and its Wholly Owned Subsidiaries for each of the two most recent fiscal years, as measured by the dollar amounts of purchases therefrom.

(b)    Except as set forth in Schedule 4.25(b), (i) no customer listed on Schedule 4.25(a)(i) has indicated in writing that it shall (A) stop purchasing or significantly decrease the volume of purchases of materials, products or services from the Company or its Wholly Owned Subsidiaries or (B) seek to purchase the products and services provided by the Company or its Wholly Owned Subsidiaries from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single‑source purchasing arrangement or relationship between such customer and the Company or its Wholly Owned Subsidiaries into a non-exclusive or multi-source arrangement or relationship, (ii) no customer listed on Schedule 4.25(a)(i) has a credit memo currently in place or has been promised a credit memo by the Company or any of its Wholly Owned Subsidiaries, in each case, that exceeds $10,000 and that is not already considered within the amounts per Schedule 4.25(a)(i) and (iii) none of the suppliers, service providers or vendors listed on Schedule 4.25(a)(ii) has indicated that it shall stop, or significantly decrease the rate of, supplying, materials, products or services to the Company or its Wholly Owned Subsidiaries. With respect to each customer listed on

Schedule 4.25(a)(i), since the Balance Sheet Date, there has been no change, and no such customer has requested or indicated that it may request a change, in the terms or prices at which such customer purchases materials, products or services from the Company or its Wholly Owned Subsidiaries.

4.26    Products and Services.

(a)    Since the Balance Sheet Date, neither the Company nor any of its Wholly Owned Subsidiaries has (i) made any change in its selling, distribution, advertising, terms of sale or collection practices from those planned or budgeted that is inconsistent with past practices and would be material, or (ii) entered into any material business practices, programs or long-term allowances not previously used in the Ordinary Course of Business.

(b)    Neither the Company nor any Wholly Owned Subsidiary has received any grants, incentives or subsidies from any Governmental Body. Except as set forth in Schedule 4.26(b), neither the Company nor any Wholly Owned Subsidiary is subject to any material obligation to pay royalties in connection with the sales of products or the provision of its services.

4.27    Inventory. All inventory of the Business reflected in the Balance Sheet or acquired by the Company and its Wholly Owned Subsidiaries since the Balance Sheet Date consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in the Financial Statements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Selling Group to execute and perform its obligations under this Agreement, Purchaser represents and warrants to the Selling Group as follows:
5.1    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

5.2    Authorization of Agreement. Purchaser has full corporate power and authority, and has taken all corporate action, necessary to execute, deliver and perform its obligations under this Agreement and at Closing will have taken all corporate action, as applicable, necessary to execute, deliver and perform its obligations under and to consummate the transactions contemplated by each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents” and, together with the Seller Documents, the “Transaction Documents”). The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of Purchaser. Purchaser has duly and validly executed and delivered to the Selling Group this Agreement and, at Closing, will have duly and validly executed and delivered to the Selling Group each Purchaser Document. At the time of execution and delivery by the Selling Group, this Agreement and each Purchaser Document constitute, or will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3    Conflicts; Consents of Third Parties.

(a)    Except for compliance with the HSR Act, none of the execution and delivery by Purchaser of this Agreement or any of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with, or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, suspension, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Purchaser under any provision of (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)    Except for compliance with the HSR Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof, or the consummation of the transactions contemplated hereby or thereby.

5.4    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5    Investment Intention. Purchaser is acquiring the Purchased Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Purchased Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is able to bear the economic risk of an investment in the Purchased Interests, can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Interests.

5.6    No Public Market. Purchaser understands that no public market now exists for the Purchased Interests, and that there are no assurances that a public market will ever exist for the Purchased Interests.

5.7    Financial Advisors. Except as set forth in Schedule 5.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any broker’s, finder’s or similar fee, or commission or like payment in respect thereof.

5.8    Investigation by Purchaser; Selling Group’s Liability. Purchaser:

(a)    acknowledges that, except for the representations, warranties, covenants and other agreements of the Selling Group set forth in this Agreement and the other Seller Documents, none of the members of the Selling Group, the Company, or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its directors, officers, employees, Affiliates, agents or representatives; and

(b)    agrees, to the fullest extent permitted by law, that none of the members of the Selling Group, the Company or any of their respective directors, officers, employees, shareholders, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made to Purchaser or its directors, officers, employees, Affiliates, advisors, agents or representatives (or any omissions therefrom), except with respect to the representations, warranties, covenants and other agreements of the Selling Group set forth in this Agreement and the other documents executed in connection with this Agreement.

5.9    Financing. Purchaser has or will have at Closing (through cash on hand, existing credit arrangements or otherwise) sufficient funds to pay the Closing Consideration, any expenses to be incurred by Purchaser in connection with this Agreement and all other amounts payable by Purchaser and to perform its obligations hereunder.

ARTICLE VI
COVENANTS

6.1    Negative Covenants. Except as set forth on Schedule 6.1, without first obtaining the written consent of the Purchaser, from the Effective Date until the Closing Date, the Selling Group shall cause the Company and the Wholly Owned Subsidiaries not to take any action (and shall use all reasonable efforts, including through their voting power, to cause Victory Propane not to take any action): (a) enumerated in Section 4.20, (b) outside the Ordinary Course of Business, (c) that would constitute a breach of any covenant or agreement of the Selling Group contained herein, or (d) that is reasonably likely to have a Material Adverse Effect.

6.2    Affirmative Covenants. Except as otherwise expressly provided in this Agreement, from the Effective Date until Closing, the Selling Group shall cause the Company and each Wholly Owned Subsidiary to (and shall use all reasonable efforts, including through its voting power, to cause Victory Propane to):

(a)    operate its business in the Ordinary Course of Business;

(b)    use its commercially reasonable business efforts to (i) maintain its assets intact and in substantially the same working order as they are on the Effective Date; (ii) maintain and preserve its business organization intact, and (iii) maintain its relationship with suppliers, customers, employees, independent contractors and others it has business relations with;

(c)    file on a timely basis all material notices, reports or other filings necessary or required for the continuing operation of the Company’s assets to be filed with or reported to any Governmental Body wherever located;

(d)    continue in full force and effect without modification all insurance policies covering the assets of the Company as of the Effective Date;

(e)    file on a timely basis all material applications or other documents necessary to maintain, renew or extend any Permit, variance or any other approval required by any Governmental Body necessary or required for the continuing operation of the assets of the Company, whether or not such approval would expire before or after the Closing Date; and

(f)    (i) maintain the Company Properties in materially the same condition as they were on the date of this Agreement, ordinary wear and tear and damage by casualty excepted, (ii) perform all of their material obligations under the Real Property Leases and any other agreements relating to the Company Properties, (iii) deliver to Purchaser any notice or other document received in connection with any Material Contract, Real Property Lease or other agreement related to the Company Properties, (iv) prevent the creation of any Lien with respect to any Company Property (other than Permitted Encumbrances), and (v) refrain from executing any sublease with respect to the Leased Real Property or any lease with respect to the Owned Real Property.

6.3    Due Diligence Review. From the Effective Date until Closing, the Selling Group shall permit Purchaser and its Affiliates and their respective agents and representatives to have reasonable access to, and a full opportunity to review, inspect, and test during normal business hours, the Company Properties, assets, contracts, books, records, files, facilities, properties, audit work papers, evaluations, and all other information of the Company related thereto, as well as to discuss any of the same with the Employees of the Company who are knowledgeable with respect thereto. Such access shall specifically include access to the Company Properties for Purchaser and its representatives to conduct Phase I Environmental Site Assessments. The Selling Group shall use commercially reasonable efforts to cause the Company’s personnel to reasonably assist in making such investigation and shall cause the counsel, accountants, Employees and other agents and representatives of the Company to be reasonably available to Purchaser and its Affiliates for such purposes. During such investigation, Purchaser shall have the right, at Purchaser’s expense, to make copies of such records, files and other materials as Purchaser may deem advisable.

6.4    Additional Agreements. At and after the Closing, and without further consideration, each member of the Selling Group shall execute and deliver to Purchaser such further instruments of conveyance and transfer as Purchaser may reasonably request to more effectively convey and transfer the Purchased Interests to Purchaser, free and clear of any Liens (other than restrictions imposed by securities laws applicable to unregistered securities generally) and otherwise in accordance with the terms of this Agreement.

6.5    Publicity. Press releases and any disclosure concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of Purchaser and Seller, unless such disclosure is otherwise required by applicable Law or the rules of any exchange on which a party’s (or its Affiliates’) securities are listed; provided, that, to the extent required by applicable Law or the rules of any exchange on which a party’s (or its Affiliates’) securities are listed, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or rules to consult with the other parties hereto with respect to the text thereof. Purchaser and Seller shall cause their respective Affiliates, agents and representatives and the Company to comply with the restrictions on publicity and disclosure set forth in this Section 6.5.

6.6    Third Party Claims. The parties shall cooperate with each other with respect to the defense of any proceeding that is asserted by a Person (other than the parties subsequent to the Closing Date) that is not subject to the indemnification provisions contained in ARTICLE VIII; provided, however, that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

6.7    Confidentiality. NGL LP and Superior Plus Corporation are parties to that certain Confidentiality Agreement (the “Confidentiality Agreement”). The parties acknowledge and agree that the Confidentiality Agreement shall survive the execution of this Agreement, and notwithstanding anything in the Confidentiality Agreement to the contrary, the obligations of NGL LP and Superior Plus Corporation and their respective Representatives (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall continue for the longer of (a) the time period provided for in the Confidentiality Agreement or (b) three (3) years following the Effective Date.

6.8    HSR.
(a)    The parties shall make appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days following the Effective Date and supply as promptly as practicable to the appropriate Governmental Bodies any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws, and shall request early termination of the waiting period under the HSR Act in connection with any such filing.

(b)    The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws. Neither party will participate in any material meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and participate; provided however that nothing herein will preclude any party from participating in discussions with a Governmental Body without participation by the other parties where the discussions are initiated by the Governmental Body, or where the subject matter in the reasonable judgment of such party cannot be effectively discussed in the presence of the other parties. Purchaser shall control and lead all communications, negotiations, and strategy on behalf of the parties relating to approvals from Governmental Bodies under the HSR Act and any other Antitrust Laws, subject to the cooperation and notification provisions in this Section 6.8. Each party will (and, if applicable, will cause its appropriate Affiliate to) use commercially reasonable efforts to take all actions necessary to cause the expiration or termination of the waiting period required under the HSR Act (including any extensions thereof) as soon as practicable. From the Effective Date until the Closing Date or earlier termination of this Agreement, each member of the Selling Group and Purchaser shall make available to the other’s counsel such information as each of them may reasonably request, and as may be appropriate under applicable Antitrust Laws relative to its business, assets and property as may be required of each of them to file any additional information requested by Governmental Bodies pursuant to such Antitrust Laws. Subject to all applicable Laws, each of the parties’ respective outside counsel shall have the right to review in advance any filing made with, or written materials submitted to, any Governmental Body in connection with the transactions contemplated by this Agreement.

(c)    Notwithstanding anything to contrary in this Section 6.8 or elsewhere in this Agreement, neither Purchaser nor any of its Affiliates will be required (a) to dispose of any their respective assets or businesses or to limit their freedom of action with respect to any of their respective businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and/or (b) to litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Government Body (i) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Purchaser of the Company or its assets, require Purchaser to dispose of or hold separate any portion of the Company or its assets, or (iii) seeking to prohibit Purchaser from effectively controlling in any material respect the Company or its assets after the Closing. Purchaser and the Selling Group shall share equally all filing fees under the HSR Act and all other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement. Each of Purchaser and Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 6.8 as “outside counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such outside counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

6.9    Employees and Employee Benefit Matters.

(a)    The Seller shall, with respect to each Employee who, as of immediately prior to the Closing Date, is an employee of the Seller or an Affiliate of a Seller, but not employed by the Company or a Wholly Owned Subsidiary, and who is actively at work or is on a previously scheduled and approved (by a Seller or an Affiliate of a Seller) paid time-off or other paid or unpaid leave of absence (other than a leave pursuant to which an individual is eligible to receive disability benefits excluding workers’ compensation benefits), take all such actions necessary to transfer the employment of such Employee to the Company or a Wholly Owned Subsidiary. Each such Employee who is an Employee of the Company or a Wholly Owned Subsidiary both immediately prior to and immediately following the Closing Date shall be referred to a “Continuing Employee” for purposes hereunder. Notwithstanding the foregoing, this Section 6.9 does not constitute a contract of employment for any Continuing Employee.

(b)    If any Employee who is an inactive Employee who is on a leave receiving disability benefits other than workers’ compensation benefits and, therefore, such Employee is not transferred to the Company or a Wholly Owned Subsidiary pursuant to Section 6.9(a) will be offered employment by the Purchaser or its Affiliate if such Employee is capable of returning to work to perform the same duties as such individual performed prior to the beginning of such leave and actually returns to work within ninety (90) days after the Closing Date.

(c)    Seller shall reasonably cooperate with Purchaser to assist Purchaser in creating group medical and other welfare plans that mirror the existing plans provided by Seller or its Affiliates to the Employees (the “Mirror H&W Plans”). The Mirror H&W Plans shall be adopted by the Company or a Wholly Owned Subsidiary for the benefit of the Continuing Employees effective contemporaneously with the Closing Date and all liabilities and obligations thereunder shall be assumed by Purchaser in connection with the consummation of the transactions contemplated hereunder. The Mirror H&W Plans shall offer coverage to each Continuing Employee (and their eligible dependents) that provides for immediate eligibility and credits claims incurred prior to the Closing Date toward the deductible, maximum out-of-pocket and lifetime maximum benefit.

(d)    Effective as of the Closing Date, Purchaser or its Affiliate shall provide the Continuing Employees with the ability to participate in the Purchaser’s defined contribution 401(k) plan (the “Purchaser 401(k) Plan”) and shall provide credit to each Continuing Employee for all service with Seller and its Affiliates for purposes of eligibility and vesting thereunder, to the extent that such service was recognized under the terms of the NGL Energy 401(k) Plan (the “Seller 401(k) Plan”). Seller shall, or shall cause an Affiliate of Seller to, take all actions necessary (i) to 100% vest each Continuing Employee’s account balances under the Seller 401(k) Plan and (ii) to permit each Continuing Employee to elect to rollover such account balances (including notes associated with participant loans) to the Purchaser 401(k) Plan, without placing such participant loans into default to the extent allowable under the Purchaser 401(k) Plan.

(e)    Effective as of the Closing Date, Purchaser or its Affiliate shall adopt health care and dependent care flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) in which Continuing Employees who meet the eligibility criteria thereof may be immediately eligible to participate. As soon as practicable following the Closing Date, Seller shall, or shall cause an Affiliate of Seller to, transfer to Purchaser or its Affiliate an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under Seller’s cafeteria plan in which such Continuing Employees participate (the “Seller Cafeteria Plan”) made during the plan year in which the Closing Date occurs by the Continuing Employees over the aggregate reimbursement payouts made for such plan year from such accounts to such Continuing Employees. Purchaser or its Affiliate shall cause the balance (whether positive or negative) of each Continuing Employee’s accounts under Seller Cafeteria Plan as of the Closing Date to be credited to the Continuing Employee’s corresponding accounts under the Purchaser Cafeteria Plan in which such employee participates following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by the Continuing Employees with respect to the plan year that includes the Closing Date, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all claims by or with respect to the Continuing Employees for reimbursement under the Seller Cafeteria Plan with respect to the plan year that includes the Closing Date that have not been paid in full as of the Closing Date. Purchaser agrees to cause the Purchaser Cafeteria Plan to honor, through the end of the calendar year in which the Closing Date occurs, the elections made by each Continuing Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(f)    To the extent reflected in the Final Statement, effective as of the Closing, Purchaser shall credit each Continuing Employee with accrued but unused paid time off for all such vacation, personal and sickness days that are credited to such Continuing Employee and unpaid as of the Closing Date.

(g)    Following the Closing, Purchaser shall cause the Continuing Employees to participate in short-term annual incentive compensation plans of Purchaser and its Affiliates for the remainder of the year in which the Closing occurs, which plans shall provide short-term annual incentive compensation opportunities that are no less favorable than those provided to such Continuing Employees immediately prior to the Closing. As of the Closing, Purchaser shall assume or cause to be assumed any and all liabilities relating to annual bonuses with respect to the fiscal year in which the Closing takes place (the “Current Performance Period”) for each Continuing Employee who is or would be eligible to receive any annual bonus under any Company Plan pursuant to the terms thereof; provided that the portion of such assumed liabilities that relates to the portion of the Current Performance Period through and including the Closing Date (determined pro-rata based on the number of days elapsed in the Current Performance Period as of the Closing Date relative to 365 days) shall constitute a Transaction Expense.

(h)    Effective from and after the Closing, Seller and its Affiliates shall remain responsible for, and shall indemnify and hold Purchaser and its Affiliates harmless from and against, any and all Liabilities of Seller or any of its Affiliates under any Company Plan (including without limitation any and all Liabilities in relation to the Employees for vacation pay, sick pay, holiday pay, salary or bonuses accrued or earned prior to the Closing Date, to the extent not reflected in the Final Statement). Effective as of the Closing Date, each Continuing Employee shall cease to actively participate in any Company Plan, other than as a former participant or employee of Seller or any of its Affiliates, in each case to the extent, if any, permitted by the terms of such Company Plan.

(i)    Purchaser shall provide any required continuation coverage pursuant to Section 4980B of the Code or any similar state Law for any Employees or former Employees or their qualified beneficiaries after the Closing Date and shall be responsible for providing any associated notices to such Persons.

(j)    Effective as of the Closing Date, with respect to Employees that are governed by a collective bargaining agreement, Purchaser, or its designated employer, shall recognize each incumbent union that represents any Continuing Employees, and Purchaser, or its designated employer, shall continue to honor the terms of such collective bargaining agreements in accordance with the terms thereof following the Closing Date.

(k)    The Selling Group and Purchaser shall reasonably cooperate in good faith in achieving the intended purpose of this Section 6.9, and in furtherance of the foregoing, the Selling Group or its Affiliates shall provide Purchaser or its Affiliates all reasonable data and information necessary to meet their obligations under this Section 6.9.

(l)    Nothing contained in this Section 6.9 shall (i) constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company, Purchaser, or any of Purchaser’s Affiliates, (ii) subject to compliance with the other provisions of this Section 6.9, interfere with the right or obligation of Purchaser or any of Purchaser’s Affiliates to make such changes as are necessary to conform with applicable Law or (iii) obligate either Purchaser or its Affiliates to continue to employ any Continuing Employee or other service provider for any specific period of time following the Closing Date.

(m)    From the Effective Date until Closing, the Selling Group shall reasonably assist and cooperate with Purchaser to identify the Employees that are key employees (the “Designated Employees”), including by permitting Purchaser and its Affiliates to review employee files, compensation data, and job descriptions for any such Employee.  In the event Purchaser identifies additional Employees as Designated Employees in its discretion during such period, Purchaser shall notify Seller thereof in writing.  After the Effective Date, the Selling Group shall promptly provide Purchaser with copies of the employment files of all Designated Employees to the extent not already provided to Purchaser, and shall promptly provide any additional information about such Employees upon Purchaser’s reasonable request.  From and after the Effective Date, Selling Group shall permit

Purchaser to contact and interview Designated Employees at Seller’s premises during normal business hours, and Seller shall cooperate fully with Purchaser in all such respects.

(n)    Unless otherwise directed in writing by Purchaser no later than three Business Days prior to the Closing Date, the Seller shall use commercially reasonable efforts to cause Atlantic Propane to terminate, effective as of no later than the day immediately preceding the Closing Date, the Atlantic Propane, LLC 401(k) Plan (the “Atlantic 401(k) Plan”). The Seller shall use commercially reasonable efforts to deliver to Purchaser, not later than three Business Days prior to Closing, evidence that the Atlantic 401(k) Plan will be so terminated pursuant to resolutions of the Board of Directors of Atlantic Propane, and other applicable documentation (the form and substance of which shall be subject to review and approval of Purchaser), effective as of the day immediately preceding the Closing Date. In the event that distribution or rollover of assets from the trust or custodial account of a 401(k) plan that is so terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Seller shall use commercially reasonable efforts to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser as soon as possible following the date of this Agreement.

6.10    Reasonable Efforts; Further Assurances.

(a)    In addition to the obligations of the parties under Section 6.8, as soon as possible after the date hereof, each of the members of the Selling Group, on the one hand, and Purchaser, on the other hand, shall use its commercially reasonable efforts to make, and to cause their Affiliates to use commercially reasonable efforts to make, all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required of such party by any Governmental Bodies in connection with the transactions contemplated by this Agreement. Subject to restrictions required by Law, each member of the Selling Group and Purchaser shall promptly supply, and shall cause their Affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 6.10(a).

(b)    Upon the terms and subject to the conditions set forth in this Agreement, each of the members of the Selling Group, on the one hand, and Purchaser, on the other hand, shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as possible following the date hereof, including using their commercially reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in ARTICLE VII to the other parties’ obligations to consummate the transactions contemplated hereby to be satisfied and to consummate the other transactions contemplated hereby, (ii) the prompt obtaining of all necessary consents, approvals or waivers from third parties (provided, however, in no event shall obtaining any such consent, approval or waivers be required as a condition to Closing hereunder), and (iii) the execution or delivery of any additional instruments necessary to carry out fully the purposes of, this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the members of the Selling Group and Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions. The parties hereto shall not intentionally take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

6.11    Amendment of Seller Disclosure Schedules. On a monthly basis, Seller shall update the Disclosure Schedules until the Closing to add, supplement or amend the Disclosure Schedules with respect to its representations and warranties to reflect any matter arising after the Effective Date which, if existing at the Effective Date, would have been required to be set forth or described in the Disclosure Schedules. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty, including for purposes of the termination rights contained in Section 7.2, determining whether the conditions set forth in Section 7.1 have been satisfied, or the indemnification rights of the Purchaser Indemnitees under Section 8.2; provided, however, that (a) if such additional, supplemental or amended disclosures would give rise to a failure of the conditions set forth in Section 7.1(b)(i), then Purchaser shall have the right to terminate this Agreement within ten (10) Business Days of its receipt of such additional, supplemental or amended disclosure and (b) if Purchaser does not so elect to terminate this Agreement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters; provided, however, that such waiver shall not be deemed to apply to any indemnification rights of the Purchaser Indemnitees under Section 8.2 with respect to such matters or such additional, supplemental or amended disclosures.

6.12    Non-Competition.

(a)    In order to protect the value of the Company and the Subsidiaries and the business being acquired by Purchaser, for a period of five years after the date hereof (the “Non-Competition Period”), the Selling Group shall not, and shall cause their respective Affiliates not to, anywhere in the Territory, directly or indirectly, either acting on its own behalf or through, in connection with or on behalf of any Person, own, operate, manage, engage in, invest in, consult with, advise on, render services to, have an interest in or otherwise assist any Person that engages in or competes in the Restricted Activities or generates any revenues or derives any profit from Restricted Activities in any capacity. Nothing herein shall prohibit the Selling Group or their Affiliates from (i) being a passive owner of not more than 4.99% of the outstanding stock of any class of securities of a publicly-traded corporation engaged in the Restricted Activities, so long as such Person has no active participation in the business of such corporation, or (ii) performing any services for Purchaser or its Affiliates.

(a)    During the Non-Competition Period, the Selling Group shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person (i) solicit, induce, encourage, or attempt to solicit, induce or encourage, any employee or independent consultant of the Company or any of its Subsidiaries to leave the employ of or consulting relationship with such Person, or in any way interfere with the relationship between such Person and any employee or independent consultant thereof; provided, however, that the foregoing shall not restrict the placement of general solicitations to the public (including through the use of recruiting agencies) that are not directed at employees independent consultants of the Company or any of its Subsidiaries, (ii) solicit business with respect to the Restricted Activities in the Territory from, encourage to reduce business, or in any way interfere with the relationship between, any customer, supplier, licensee or business relation of the Company or any of its Subsidiaries (including inducing such Person to cease doing business with the Company or any of its Subsidiaries, or (iii) acquire, make an investment in, or attempt to acquire or make an investment in, any Person, or a material portion of the assets of any Person, that the Company or any of its Subsidiaries has identified as a potential acquisition target, or any Person listed on Schedule 6.12(b) (in each case, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than Purchaser or any of its Affiliates.

(c)    Each member of the Selling Group acknowledges that Purchaser would not consummate the transactions contemplated by this Agreement without the restrictions contained in this Section 6.12. Each member of the Selling Group further acknowledges that the geographical restriction contained in Section 6.12(a) is reasonable in all respects and necessary to protect the goodwill of the Business and that, without such protection, Purchaser’s customer, distributor and supplier relations and competitive advantage would be materially adversely affected. Each member of the Selling Group agrees that the covenants made in this Section 6.12 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

6.13    Unwinding Related Party Matters. On or prior to the Closing Date, Seller shall terminate, or cause the Company to terminate, all Affiliate Contracts, except for the Affiliate Contracts set forth on Schedule 6.13, and the Company shall not have any further obligations or Liabilities thereunder. In addition, on or prior to the Closing Date, Seller will take appropriate action to eliminate all intercompany accounts and/or transactions to which the Company is a party, except with respect to the amounts owed by Victory Propane pursuant to the Victory Propane Loan Agreement.

6.14    Exclusivity. The Company and each member of the Selling Group, on behalf of itself and its respective Affiliates, agrees that neither it nor any of their respective officers, directors, employees, securityholders, agents, representatives or advisors will, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a person or group of persons other than Purchaser and its Affiliates that may constitute, or could reasonably be expected to lead to, an Alternative Transaction; (ii) enter into or participate in any discussions or negotiations with any person or group of persons other than Purchaser and its Affiliates regarding an Alternative Transaction; (iii) furnish any non-public information relating to the Company or any of its Subsidiaries, assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any of its Subsidiaries to any person or group of persons other than Purchaser and its representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or (iv) enter into an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an Alternative Transaction. Immediately upon execution of this Agreement, the Selling Group shall, and shall cause their respective representatives to, terminate any and all existing discussions or negotiations with any person or group of persons other than Purchaser and its Affiliates regarding an Alternative Transaction.

6.15    Delivery of Financial Statements; Cooperation.

(a)    The Selling Group shall use commercially reasonable efforts to deliver the following to Purchaser: (i) as promptly as practicable after the Effective Date but no later than 30 days after the Effective Date, audited combined financial statements, including balance sheets and related statements of income, for fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018, of the Company and the Wholly Owned Subsidiaries (including their ownership interest in Victory Propane) and Atlantic Propane (which was not a Wholly Owned Subsidiary as of March 31, 2016, March 31, 2017 and March 31, 2018), and (ii) promptly as practicable after the end of each fiscal quarter that is completed after the Effective Date but no later than 30 days after the end of each fiscal quarter that is completed after the Effective Date and on or prior to the Closing Date, unaudited, reviewed financial statements, including balance sheets and related statements of income, of the Company and the Wholly Owned Subsidiaries (including their ownership interest in Victory Propane) for such fiscal quarter.

(b)    The Selling Group shall, and shall cause their Affiliates and their respective officers, management and representatives, including legal, tax, regulatory and accounting representatives and advisors, to cooperate with Purchaser and its Affiliates as may reasonably be requested by them and their respective financing sources in connection with any debt or equity financing contemplated by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that neither the Selling Group nor any of their Affiliates shall have any liability or obligation under any loan agreement or any related document or agreement to which Purchaser or any of its Affiliates is a party (except that the Company and the Subsidiaries may have such liabilities or obligations after the Closing). Such cooperation shall include:

(i)    participating in meetings (including customary one-on-one meetings with Purchaser’s financing sources and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and other members of senior management of the Selling Group, the Company and the Subsidiaries), presentations, road shows, due diligence and drafting sessions and sessions with prospective financing sources, investors and rating agencies, and cooperating with the marketing efforts of Purchaser and its Affiliates and their respective financing sources;

(ii)    assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents, including execution and delivery of customary representation letters in connection with bank information memoranda;

(iii)    as promptly as practicable, furnishing Purchaser, its Affiliates and their respective financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser and its Affiliates, including (1) all financial statements (including for certainty the Financial Statements and all financial statements required to be delivered pursuant to clause (a)), financial data, audit reports and other information of the type and form customarily in its possession that is customarily included in offering documents used in private placements, public offerings or debt offerings (including, to the extent applicable with respect to such financial statements, auditors’ reports and related management’s discussion and analysis of financial condition and results of operations) to consummate the offering(s) of debt or equity securities and/or syndication of credit facilities, as applicable; (2) all information required for Purchaser and its Affiliates to prepare appropriate pro forma financial statements in accordance with International Financial Reporting Standards and applicable U.S. and Canadian accounting rules and securities laws (including a pro forma consolidated balance sheet as of the end of the most recently ended fiscal quarter or fiscal year, whichever is more recent, and related pro forma consolidated statement of operations for the most recently ended fiscal year and, if applicable, the most recently ended fiscal quarter) which reflect adjustments applied in accordance with applicable securities laws and purchase accounting adjustments (provided that such purchase accounting adjustments may be preliminary in nature and based only on estimates and allocations reasonably determined by Purchaser), (3) as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt or equity securities or with respect to the financial statements and data referred to in sub-clause (1) above, and (4) such other financial information as may be required pursuant to Purchaser’s and its Affiliates’ debt and equity undertakings (all such information in sub-clauses (1) to (4) of this clause (iii), the “Required Information”);

(iv)    obtaining accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Selling Group and its Affiliates, French transalations of any of the financial statements of the Company and the Subsidiaries referred to in sub-clause (iii)(1) above which are included in a Canadian prospectus together with a customary translation opinion from the Selling Group’s accountants related thereto, legal opinions, hedging agreements, appraisals, surveys, engineering reports, certificates of insurance and insurance endorsements, title insurance and other documentation and items required by Purchaser’s and its Affiliates’ financing sources or as are reasonably requested by Purchaser or its Affiliates and, if requested by Purchaser or its Affiliates, cooperating with and assisting Purchaser or such Affiliate in obtaining such documentation and items;

(v)    to the extent allowed under the Selling Group’s existing Contracts, executing and delivering any definitive financing documents that may become effective on or following the Closing, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other related matters (including a certificate of the chief financial officer of Seller with respect to solvency matters and consents of accountants for use of their reports in any related materials) as may be reasonably requested by Purchaser and its Affiliates necessary to facilitate the pledge of collateral and related matters as may be reasonably requested by the Purchaser or its Affiliates;

(vi)    furnishing the Purchaser, its Affiliates and their respective financing sources with payoff and release letters of existing indebtedness and the release of related Liens;

(vii)    taking all actions necessary to permit Purchaser’s and its Affiliates’ financing sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Wholly Owned Subsidiaries’ assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(xiii)providing all customary documentation and other information about the Company and its Wholly Owned Subsidiaries required under applicable “know your customer” and anti-money-laundering rules and regulations at least ten days prior to the Closing Date, and using all reasonable efforts to cause Victory Propane to provide such information in respect of Victory Propane to the extent required; and

(ix)    taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by Purchaser and its Affiliates to permit the consummation of Purchaser’s and its Affiliates’ financing and to permit the proceeds thereof, including any high yield financing, to be made available to Purchaser and its Affiliates on the Closing Date to consummate the transactions contemplated by this Agreement.

(c)    The Selling Group shall ensure that the Required Information shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, and the Selling Group shall periodically update the Required Information in order to ensure the same on an ongoing basis.

(d)    In connection with any debt or equity financing undertaken by Purchaser or its Affiliates subsequent to the Closing Date, at Purchaser’s expense, the Selling Group shall, and shall cause their Affiliates and their respective officers, management and representatives to, cooperate with Purchaser and its Affiliates as may reasonably be requested by them in obtaining (i) accountants’ comfort letters and consents to the use of accountants’ audit reports and (ii) customary “comfort” from accountants to underwriters, with respect to any audit reports or financial statements of the Company and the Wholly Owned Subsidiaries which are included in the business acquisition report filed with Canadian securities authorities by Purchaser in connection with the transactions contemplated by this Agreement. For certainty, such cooperation shall include providing any necessary consents or instructions of the Selling Group or such Affiliates to such accountants. The provisions of this clause (e) shall survive the Closing for a period of two (2) years.

(e)    The Selling Group hereby consent to the use of the Company’s and its Wholly Owned Subsidiaries’ logos in connection with the foregoing.

(f)    Purchaser shall reimburse the Selling Group for its reasonable and documented out-of-pocket expenses incurred in complying with the covenants set forth in this Section 6.15.

6.16    Insurance.

(a)    Prior to the Closing, the Selling Group shall obtain, as a Transaction Expense, one-year “tail” endorsements with respect to any “claims made” insurance policy that, as of immediately prior to the Closing, cover the Company, the Wholly Owned Subsidiaries and the assets and properties of each of them. From and after the Closing Date, the Company shall have the right, to the extent permitted by each respective insurance policy of the Selling Group, to:

(i)assert claims (and the Selling Group will assist the Company and Purchaser in asserting claims) for any loss, liability or damage with respect to the assets and properties of the Company and the Wholly Owned Subsidiaries, or otherwise relating to the Business, that is covered under the Selling Group’s “occurrence-based” insurance policies and that arise out of insured incidents occurring from the date coverage thereunder first commenced through the Closing Date, to the extent that such policies so allow; and

(ii)make claims, and continue to prosecute claims already in process as of the Closing Date (and the Selling Group will assist the Company and Purchaser in connection therewith), for any loss, liability or damage with respect to any assets or properties of the Company and the Wholly Owned Subsidiaries, or otherwise relating to the Business, that is covered under the Selling Group’s “claims made” insurance policies and that arise out of insured incidents occurring from the date coverage thereunder first commenced through the date the claim is or was made (provided that the facts and circumstances underlying such claim arose prior to the Closing), to the extent such policies so allow;

provided, that, in the case of each of clauses (a)(i) and (a)(ii) above: (A) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of the Selling Group in respect thereof, in each case, which shall be payable by the Company, and (B) such claims will be subject to exhaustion of aggregate limits.

(b)    Prior to the Closing Date, the Selling Group shall use commercially reasonable efforts to notify their applicable insurers of any damage to or loss of a material asset of the Business (i) that occurs prior to the Closing Date, (ii) of which either member of the Selling Group becomes aware prior to the Closing Date and (iii) that is covered by the insurance policies set forth in Schedule 4.18. From and after the Closing, if and to the extent either member of the Selling Group obtains any proceeds under such insurance policies in connection with any pre-Closing damage or loss of any asset of the Business, such member of the Selling Group shall pay over such proceeds, net of any increase in premiums and costs and expenses incurred in recovering such proceeds, to Purchaser.

6.17    Pre-Close Actions. NGL LP shall, contemporaneously with or prior to the Closing, (a) acquire all of the outstanding membership interests of Atlantic Propane owned by Intercoastal Energy Partners, LLC in accordance with the Purchase Agreement entered into between Company and Intercoastal Energy Partners, LLC, dated May 29, 2018, an accurate and complete copy of which was made available to Purchaser prior to the Effective Date, and (b) transfer all of its membership interests in and to Atlantic Propane (including those acquired from Intercoastal Energy Partners, LLC) to the Company, such that from and after the Closing the Company will own 100% of the outstanding membership interests of Atlantic Propane.

6.18    Use of “NGL” Name. The Selling Group is not conveying ownership rights or granting Purchaser a license to use the “NGL” name and, after the Closing, except as permitted by this Section 6.18, Purchaser shall not and shall not permit any of its Affiliates including the Company and its Subsidiaries to use in any manner the “NGL” name. The parties acknowledge that (a) “NGL” is in the legal name of the Company and certain of its Subsidiaries and (b) the “NGL” name may be present on and within the assets of the Business. Purchaser shall use all reasonable efforts to remove “NGL” from such legal names and remove or strike over “NGL” from such assets within sixty (60) days (one (1) year with respect to the removal or striking over of “NGL” from vehicles, storage tanks and other equipment used in connection with the Business) after the Closing Date. Purchaser acknowledges that a violation of this Section 6.18 may cause the Selling Group irreparable harm, which may not be adequately compensated for by money damages. Purchaser therefore agrees that in the event of any actual or threatened violation of this Section 6.18, the Selling Group shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Purchaser or any such Affiliate of Purchaser to prevent any violations of this Section 6.18, without the necessity of posting a bond.

6.19    Victory Propane. At any time at least three (3) Business Days prior to the Closing Date, Purchaser may elect to exclude Victory Propane from the transactions contemplated by this Agreement by providing written notice to Seller. Upon receipt of such notice, Seller shall take such action as necessary to cause Osterman Propane’s membership interest in Victory Propane to be transferred to a Person other than the Company and its Subsidiaries effective no later than the Closing Date. The exercise by Purchaser of its rights under this Section 6.19 shall have no effect on the other provisions of this Agreement other than (a) the continued ownership and operation by Seller or its Affiliates of the business of Victory Propane shall be excluded from the restrictions set forth in Section 6.12 (Non-Competition) for so long as Seller or one of its Affiliates continues to own and hold at least 5% of the outstanding membership interests in Victory Propane, (b) the Victory Loan Assignment shall not be required to be delivered at the Closing as required by Section 2.5(d), (c) the “Loan Receivable-Victory Propane LLC" shall be excluded from the calculation of the Closing Working Capital, and (d) in no event shall the Selling Group be responsible to any Purchaser Indemnitee as a result of the transfer of the Victory membership interests in accordance with this Section 6.19 or for any breach of any representation, warranty or covenant in this Agreement to the extent relating to Victory Propane. For purposes of clarity, if Seller or one of its Affiliates sells or otherwise transfers, in one transaction or a series of related transactions, at least 45% of the outstanding membership interests in Victory Propane, or otherwise ceases to own or hold at least 5% of such interests, the restrictions in Section 6.12 shall once again apply to the Selling Group and their respective Affiliates without the exclusion referred to in this Section 6.19.

ARTICLE VII
CONDITIONS TO CLOSING; TERMINATION

7.1    Conditions to Closing.

(a)    Conditions to Obligations of the Selling Group. The obligations of the Selling Group to consummate the transactions contemplated by this Agreement are subject, at the option of the Selling Group, to the following conditions:

(i)    Representations. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), provided that representations and warranties that are qualified by “material” or other similar qualifier shall be true and correct in all respects on and as of the Closing Date.

(ii)    Performance. Purchaser shall have complied in all material respects with all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

(iii)    Pending Matters. No suit, action or other proceeding by a Person (other than the Parties and their Affiliates) shall be pending or threatened which seeks damages from any member of the Selling Group, the Company or Purchaser in connection with this Agreement, or which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(iv)    HSR Act; Seller Required Approvals. (A) All waiting periods set forth in the HSR Act and the rules promulgated thereunder will have expired or have been terminated, and (B) the consents or approvals listed on Schedule 7.1(a)(iv) shall have been duly made, given or obtained and shall be in full force and effect.

(b)    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the following conditions:
(i)    Representations. The representations and warranties of the Selling Group contained herein shall be true and correct in all material respects on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), provided that representations and warranties that are qualified by “material” or other similar qualifier shall be true and correct in all respects on and as of the Closing Date.

(ii)    Performance. The Selling Group shall have complied in all material respects with all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by any of them at or prior to the Closing.

(iii)    No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company or any Wholly Owned Subsidiary.

(iv)    Pending Matters. No suit, action or other proceeding by a Person (other than the Parties and their Affiliates) shall be pending or threatened which seeks damages from any member of the Selling Group, the Company or Purchaser in connection with this Agreement, or which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(v)    HSR Act; Purchaser Required Approvals. (A) All waiting periods set forth in the HSR Act and the rules promulgated thereunder will have expired or have been terminated, and (B) the consents or approvals listed on Schedule 7.1(b)(v) shall have been duly made, given or obtained and shall be in full force and effect;

(vi)    Financial Statements. Purchaser shall have received the financial statements contemplated by Section 6.15(a).

(vii)    Atlantic Propane. The actions contemplated by Section 6.17 shall have been completed by NGL LP to the reasonable satisfaction of Purchaser.

7.2    Termination At or Prior to Closing. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)    by mutual written consent of Purchaser and Seller;

(b)    by either Purchaser or Seller, if the Closing has not occurred on or before September 30, 2018 (the “Outside Date”), provided, however, that neither Party shall be permitted to terminate this Agreement if the failure to consummate the transactions contemplated hereby on or before the Outside Date is caused by a breach of this Agreement by the Party electing to terminate pursuant to this Section 7.2(b);

(c)    by Seller, if Purchaser has breached any of its representations, warranties, covenants or agreements contained in this Agreement, and (A) such breach would give rise to a failure of a condition set forth in Section 7.1(a) if continuing on the Closing Date, (B) Seller has given Purchaser five (5) days prior notice of such breach, and (C) such breach has not been cured and cannot be reasonably cured prior to the Closing Date; provided that, in any such case, neither member of the Selling Group is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)    by Purchaser,

(i)    if the Selling Group has breached any of its representations, warranties, covenants or agreements contained in this Agreement, and (A) such breach would give rise to a failure of a condition set forth in Section 7.1(b) if continuing on the Closing Date, (B) Purchaser has given Seller five (5) days prior notice of such breach, and (C) such breach has not been cured and cannot be reasonably cured prior to the Closing Date; provided that, in any such case, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)    in accordance with the terms and conditions set forth in Section 6.11; or

(iii)    if there occurs a Material Adverse Effect.

(e)    by Seller or Purchaser on or before the Closing Date if any Governmental Body shall have issued an Order permanently restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein or requiring the divestment of a party’s assets prior to the consummation of any of the transactions contemplated herein; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(e) shall have used its commercially reasonable efforts to oppose such Order.

7.3    Effect of Termination. In the event that Closing does not occur as a result of any party exercising its right to terminate this Agreement pursuant to Section 7.2, then this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except that (a) nothing herein shall relieve any party from any Liability for any breach hereof prior to termination and (b) the provisions of Section 6.7, this Section 7.3 and ARTICLE IX shall survive any such termination.

ARTICLE VIII
INDEMNIFICATION; TAXES

8.1    Survival of Representations and Warranties.

(a)    Subject to Section 8.1(b), the representations and warranties of Purchaser and the representations and warranties of the Selling Group, in each case, made in or pursuant to this Agreement and the Schedules attached hereto, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for eighteen (18) months following the Closing Date.

(b)    Notwithstanding Section 8.1(a), the representations and warranties set forth in (i) Section 3.1 (Authorization of Agreement), Section 3.3 (Ownership and Transfer of Purchased Interests), Section 3.5 (Financial Advisors), Section 4.1 (Organization and Good Standing), Section 4.3 (Capitalization; Managers; Officers), Section 4.4 (Constituent Documents), Section 4.9(a) (Title to Assets); and Section 4.19 (Financial Advisors) (collectively, the “Fundamental Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for ten (10) years following the Closing Date, (ii) Section 3.6 (Tax Characterization of Selling Group), Section 4.8 (Taxes) and Section 4.13 (Employee Benefits Plans; Employees) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until 90 days after expiration of the statute of limitations (including any extensions thereof) applicable to the conditions giving rise to claims for breaches of such representations; and (iii) Section 4.17 (Environmental Matters) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the fifth anniversary of the Closing Date.

(c)    The survival periods set forth in Sections 8.1(a) and 8.1(b) shall not affect or limit any claim for fraud or criminal conduct, which may be asserted indefinitely.

(d)    No claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) based on the inaccuracy or breach or alleged inaccuracy or breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder; provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) shall survive until such claim is finally resolved if a Purchaser Indemnitee notifies Seller, or if a Seller Indemnitee notifies Purchaser, as applicable, of such claim (stating in reasonable detail the basis of the claim for indemnification) prior to the date on which such representation or warranty would otherwise expire hereunder.

(e)    The covenants and agreements of the Selling Group and Purchaser made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(f)    Any qualifications in the representations, warranties and covenants contained herein with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded when calculating the amount of Losses attributable thereto.

8.2    Indemnification by the Selling Group.

(a)    From and after the Closing Date, each of the members of the Selling Group, jointly and severally, shall indemnify, defend and hold Purchaser, its Affiliates and their respective successors, directors, managers, officers, employees, shareholders, members, and agents (collectively, the “Purchaser Indemnitees”) harmless from any and all Losses that any Purchaser Indemnitee may suffer, incur or become subject to as a result of, arising from or relating to (i) any inaccuracy or breach of any representation or warranty made by the Selling Group in ARTICLE III, ARTICLE IV or any other Transaction Document, as of the Effective Date and the Closing Date (except those representations and warranties that address matters only as of a specified date), (ii) the breach of any covenant or agreement made by the Selling Group in this Agreement or any other Transaction Document, (iii) any Pre-Closing Taxes, (iv) any errors or inaccuracies in the Disbursement Schedule or any claim against Purchaser or any of its Affiliates (including the Company or any Subsidiary) with respect to any Indebtedness or Transaction Expenses of the Selling Group or any of their Affiliates incurred at any time, or the Company or any Subsidiary incurred on or prior to the Closing, in each case, except to the extent taken into account in the computation of Closing Working Capital in the Final Statement; or (v) any matter set forth in Schedule 8.2(a)(v).

(b)    The Selling Group shall not have any liability under Section 8.2(a)(i) unless the aggregate amount of the Losses incurred by the Purchaser Indemnitees exceeds $4,500,000 (the “Threshold”), in which case the Selling Group shall be required to pay the aggregate amount of all Losses incurred by the Purchaser Indemnitees in excess of the Threshold; provided that the Threshold shall not apply to (i) the failure of any of the Fundamental Representations to be true and correct, (ii) the failure of the any of the representations or warranties set forth in Section 3.6, Section 4.7, Section 4.8, Section 4.13 or Section 4.17 to be true and correct, (iii) the failure of any of the Specified Real Property Representations to be true and correct, or (iv) any claims of fraud or criminal conduct.

(c)    The Selling Group shall not have any liability under Section 8.2(a)(i) for any Losses in excess of ten percent (10%) of the Closing Consideration (the “Cap”); provided, that in the case of Losses related to the failure of any of the Fundamental Representations or the failure of any of the representations or warranties set forth in Section 3.6, Section 4.8, Section 4.13, or Section 4.17 to

be true and correct, the Cap shall be increased to one hundred percent (100%) of the Closing Consideration; provided, further, that there shall be no cap on any claims of fraud or criminal conduct.

(d)    Following the Closing Date, except for remedies that cannot be waived as a matter of law and injunctive, provisional and equitable relief (including specific performance), the Purchaser Indemnitees’ sole and exclusive remedy for any Losses arising out of or related to any inaccuracy or breach of any representation or warranty made by the Selling Group in ARTICLE III or ARTICLE IV of this Agreement or any other Transaction Document will be indemnification pursuant to and subject to the limitations contained in this ARTICLE VIII.

(e)    For the purposes of clarification, Purchaser acknowledges that following the Closing, Purchaser will only own fifty percent (50%) of the outstanding membership interests of Victory Propane, and in calculating the amount of any Losses incurred by Purchaser Indemnitees as a result of any inaccuracy or breach of any representation or warranty made by the Selling Group in ARTICLE III or ARTICLE IV of this Agreement or any other Transaction Document, the amount of such Losses determined payable by the Selling Group pursuant to this ARTICLE VIII shall take into consideration the proportionate post-Closing ownership of Victory Propane.

8.3    Indemnification by Purchaser.

(a)    From and after the Closing, Purchaser shall indemnify, defend and hold each member of the Selling Group and their respective Affiliates and their respective successors, directors, managers, officers, employees, shareholders, members, partners, and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses, that any Seller Indemnitee may suffer, incur or become subject to as a result of, arising from or relating to: (i) any inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement or any other Transaction Document, as of the Effective Date and the Closing Date (except those representations and warranties that address matters only as of a specified date), (ii) the breach of any covenant or agreement made by Purchaser in this Agreement or any other Transaction Document, (iii) any Taxes for which the Purchaser is responsible pursuant to Section 8.5, (iv) any debt or equity offering conducted by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement as contemplated by Section 6.14, except to the extent that it is finally determined by a court of competent jurisdiction that such Losses arise out of Selling Group’s breach of Section 6.15(c), or (v) any matter set forth in Schedule 8.3(a).

(b)    Purchaser shall not have any liability under Section 8.3(a)(i) unless the aggregate amount of the Losses incurred by the Seller Indemnitees exceeds the Threshold in which case Purchaser shall be required to pay the aggregate amount of all Losses incurred by the Seller Indemnitees in excess of the Threshold; provided that the Threshold shall not apply to (i) the failure of any of the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), and Section 5.7 (Financial Advisors) (collectively, the “Purchaser Fundamental Representations”) to be true and correct, or (ii) any claims of fraud or criminal conduct.

(c)    Purchaser shall not have any liability under Section 8.3(a)(i) for any Losses in excess of the Cap; provided, that in the case of Losses related to the failure of any of the Purchaser Fundamental Representations to be true and correct, the Cap shall be increased to one hundred percent (100%) of the Closing Consideration; provided, further, that there shall be no cap on any claims of fraud or criminal conduct.

(d)    Following the Closing Date, except for remedies that cannot be waived as a matter of law and injunctive, provisional and equitable relief (including specific performance), the Seller Indemnitees’ sole and exclusive remedy for any Losses arising out of or related to any inaccuracy or breach of any representation or warranty made by Purchaser in ARTICLE V of this Agreement or any other Transaction Document will be indemnification pursuant to and subject to the limitations contained in this ARTICLE VIII.

8.4    Indemnification Procedures.

(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE VIII except to the extent the indemnifying party is prejudiced thereby. Any notice of a claim for indemnification under this ARTICLE VIII shall state with reasonable specificity the provision(s) of this Agreement with respect to which the claim is made, the facts giving rise to the claim, and if ascertainable, the amount of the liability asserted by reason of the claim.

(b)    Promptly after receipt by an indemnified party under this ARTICLE VIII of notice of the commencement of any legal action by a third party (a “Third Party Claim”), the indemnified party shall, if a claim in respect of the Third Party Claim is to be made against an indemnifying party under this ARTICLE VIII, give notice to the indemnifying party of the commencement of the Third Party Claim, but a failure to so notify the indemnifying party shall not relieve it of any liability it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of the Third Party Claim is prejudiced by the delay (it being understood that any claim must be given within the applicable time period set forth in Section 8.1). Within twenty (20) days of delivery of such written notice, the indemnifying party may elect (by written notice delivered to the indemnified party) to assume the defense of the Third Party Claim with counsel reasonably satisfactory to the indemnified party, unless (i) such Third Party Claim seeks as its sole remedy an injunction or other equitable relief against the indemnified party, (ii) such Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement proceeding, or (iii) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the indemnifying party is reasonably likely to materially adversely affect the indemnified party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), in which case the indemnified party shall have the first right to determine whether to assume the defense of such Third Party Claim. If the indemnifying party validly notifies the indemnified party of its election to so assume the defense of the Third Party Claim, the indemnifying party shall control the defense of the Third Party Claim and shall not be liable to the indemnified party under this ARTICLE VIII for any fees of other counsel subsequently incurred by the indemnified party in connection with the defense of the Third Party Claim for so long as the indemnifying party diligently contests such Third Party Claim (it being understood, however, that the indemnified party shall be entitled to participate in all negotiations and proceedings related to the Third Party Claim at its own cost and expense while the indemnifying party controls the defense of the Third Party Claim). If the indemnifying party does not provide valid written notice to the indemnified party of its election to assume such Third Party Claim within such twenty (20) day period or if the indemnifying party fails to diligently contest such Third Party Claim after properly making such election, the indemnified party shall be free to handle the prosecution or defense of such Third Party Claim and will permit the indemnifying party, at its sole cost and expense, to participate in such prosecution or defense and will provide the indemnifying party with access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof (except to the extent such information and documentation is protected by the attorney-client privilege and sharing such information or documentation with the indemnifying party would result in the loss of such privilege). If the indemnified party proceeds with the defense of such Third Party Claim, all reasonable fees and expenses, including reasonable attorneys’ fees, relating to the defense of such Third Party Claim shall be deemed to be Losses for which such indemnified party is entitled to indemnification hereunder. The party not in control of the prosecution or defense of a Third Party Claim shall reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. If an indemnifying party assumes the defense of a Third Party Claim, no compromise or settlement of the Third Party Claim may be effected by the indemnifying party without the indemnified party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, the indemnified party’s consent shall not be deemed to be unreasonably withheld, conditioned or delayed if, and the indemnified party may withhold its consent to, any settlement does not include a full general release of all the claims against the indemnified party from all third parties to the litigation.

(c)    Any Person that is required to provide indemnification protection under this ARTICLE VIII shall pay an indemnification payment due under this ARTICLE VIII to the Purchaser Indemnitees or Seller Indemnitees, as applicable, within three (3) Business Days after it is established that such Purchaser Indemnitee or Seller Indemnitee, as applicable, is entitled to such payment under this ARTICLE VIII.

(d)    Notwithstanding any other provision of this Agreement, this Section 8.4 shall not apply to the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or any of the Wholly Owned Subsidiaries to the extent that it is inconsistent with Section 8.5(d).

8.5    Tax Matters.

(a)    Taxes. The Selling Group shall be liable for all Taxes imposed on or with respect to the Company or the Wholly Owned Subsidiaries or any of the income, assets or operations of the Company or any Wholly Owned Subsidiary (i) for any taxable period ending on or before the Closing Date and (ii) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in this Section 8.5).

(b)    Filing of Tax Returns; Payment of Taxes.

(i)    The Selling Group shall file or cause to be filed all Tax Returns of the Company and the Wholly Owned Subsidiaries (and shall use commercially reasonable efforts to cause Victory Propane to file all of its Tax Returns) for all taxable periods ending on or prior to the Closing Date regardless of whether such Tax Returns are due before, on or after the Closing Date, and shall pay all Taxes associated with such Tax Returns. All Tax Returns described in this Section 8.5(b)(i) shall be prepared in a manner consistent with prior practice and applicable Law. Seller shall provide Purchaser with copies of such completed Tax Returns at least thirty (30) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval, which shall not be unreasonably withheld, conditioned or delayed; provided, that, for any returns due to be filed within thirty (30) days after the Closing Date, Seller shall provide copies thereof as soon as practicable and in any event within fifteen (15) days after the Closing Date. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(f), which resolution shall be binding on the parties.

(ii)    Following the Closing, Purchaser shall prepare and cause to be timely filed all Tax Returns of the Company and the Wholly Owned Subsidiaries (and shall use commercially reasonable efforts to cause all Tax Returns of Victory Propane to be timely filed) for all Straddle Periods. With respect to Tax Returns for Straddle Periods, Purchaser shall provide copies of such Tax Returns to Seller for review a reasonable period of time prior to the filing or due date thereof (such reasonable period to be no less than thirty (30) days prior to the due date or filing thereof in the case of an income Tax Return), along with supporting workpapers, for Seller review and approval, which shall not be unreasonably withheld, conditioned or delayed. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(f), which resolution shall be binding on the parties. Subject to the right to payment from Seller under Section 8.5(b)(iii), Purchaser shall pay or cause to be paid all Taxes shown as due thereon with respect to the Tax Returns described in this Section 8.5(b)(ii).

(iii)    Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns that Purchaser has the responsibility to cause to be filed pursuant to Section 8.5(b)(ii), the Selling Group shall pay to Purchaser the amount of Taxes owed by the Selling Group pursuant to the provisions of Section 8.5(a) to the extent such amount were not accrued as a liability on the Final Statement.

(iv)    Seller shall not amend or refile any Tax Return of the Company or any of its Wholly Owned Subsidiaries or execute any waiver in respect of Taxes of the Company or any of its Wholly Owned Subsidiaries without the written consent of Purchaser, which consent shall not be unreasonable withheld, conditioned or delayed.

(c)    Straddle Period Tax Allocation. The Company shall, unless prohibited by applicable Law, close the taxable period of the Company and each of the Wholly Owned Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year or the taxable year of a Wholly Owned Subsidiary on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the portion of any such Taxes attributable to the portion of the period ending on the Closing Date shall be:

(i)    in the case of Taxes, other than income Taxes (however denominated), sales and use Taxes, withholding Taxes and value added Taxes, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(ii)    in the case of income Taxes (however denominated), sales and use Taxes, withholding Taxes and value added Taxes, deemed equal to the amount that would be payable if the Tax period of the Company or the applicable Wholly Owned Subsidiary ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d)    Tax Audits. If a claim shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Purchaser Indemnitee for any claim in respect of Taxes under Section 8.5(a), the Purchaser Indemnitee shall promptly notify the Seller in writing of such fact. The Seller shall control the conduct of any such contest, taking into account the reasonable requests of the Purchaser Indemnitee with respect to the conduct of the contest, provided that (i) such contest relates to a period that ends on or prior to the Closing Date, (ii) such contest may be conducted separately from the defense of any claim, suit, action or proceeding not subject to this Section 8.5(d), and (iii) such contest would not reasonably be expected to have any material negative impact on any period ending after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall control any Tax contest that is not described in the preceding sentence, and Seller shall be permitted to participate in, but not control, any such Tax contest. The Seller with respect to any Tax contest, and the applicable Purchaser Indemnitee with respect to any such Tax contest that relates to a Straddle Period, hereby agree: (x) to provide, or cause to be provided, to the other party copies of all correspondence received from or delivered to the applicable Taxing Authority; (y) to confer with the other party, as the other party may reasonably request from time to time with respect to such Tax contest; and, (z) except with respect to any Tax contest controlled by Purchaser and which relates to a period ending after the Closing Date, not to settle or close the Tax contest without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

(e)    Transfer Taxes. The Selling Group, on the one hand, and Purchaser, on the other hand, shall each be liable for and shall pay 50% of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges levied by any Governmental Body, including any interest and penalties, in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), except for any of the foregoing that arise from or are connected with the release of the mortgages or deeds of trust described on Schedule 4.9, for which the Selling Group shall be fully responsible. Unless prohibited by Law, Purchaser shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, and Seller shall reimburse Purchaser for 50% of all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with such preparation and filing (in addition to the Selling Group’s obligation to pay 50% of the applicable Transfer Taxes). Purchaser and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. If, notwithstanding the foregoing sentence, any member of the Selling Group is required to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes or pay any Taxes with respect thereto (other than as related to the mortgages or deeds of trust described on Schedule 4.9), Purchaser shall reimburse the Selling Group for 50% of such Taxes not later than ten (10) days following notice thereof from the Selling Group, and Purchaser shall reimburse Seller for 50% of all reasonable out-of-pocket costs and expenses incurred by Seller in connection with such preparation and filing (in addition to the Purchaser’s obligation to pay 50% of the applicable Transfer Taxes).

(f)    Disputes. Any dispute as to any Tax Return shall be settled in accordance with the same dispute resolution procedure as set forth in Section 2.3(c) with respect to the determination of the Final Statement. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct and subsequently amended if necessary upon resolution of such dispute.

(g)    Cooperation. Purchaser and the Selling Group shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Purchaser and the Selling Group shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of seven (7) years following the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discharging any such books and records and, if the other party so requests, the Purchaser or the Selling Group, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and the Selling Group shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

8.6    Tax Allocation. The Selling Group and Purchaser acknowledge that the purchase of the Company contemplated by this Agreement will be treated for income tax purposes as the purchase of the assets of the Company. The Purchase Price shall be allocated in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate). Within twenty (20) days after the Final Statement is finalized in accordance with Section 2.3, Purchaser shall provide Seller with an allocation of the Purchase Price in accordance with this Section 8.6 (the “Purchase Price Allocation”). Seller shall have fifteen (15) days from receipt of said Purchase Price Allocation to review and approve the Purchase Price Allocation. To the extent Seller disagrees with the Purchase Price Allocation or any items therein, Seller shall notify Purchaser in writing within such fifteen (15) day period as prescribed by the immediately preceding sentence. The parties shall thereafter endeavor in good faith to resolve such dispute and to the extent they are unable within ten (10) Business Days, such dispute shall be resolved in accordance with the dispute resolution procedures provided for in Section 2.3. To the extent the Purchase Price is adjusted pursuant to this Agreement, the Purchase Price Allocation shall be adjusted in accordance with the methodology as agreed to by the parties herein or as finally determined by the Expert. The parties shall be bound by the finally agreed Purchase Price Allocation and the parties shall, and shall cause their respective Affiliates to, report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. No Party may take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by a change in Law occurring after the date hereof, a closing agreement with an applicable Taxing Authority or a final non-appealable judgment of a court of competent jurisdiction.

8.7    Tax Treatment of Indemnity Payments. The Selling Group and Purchaser shall treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Taxing Authority or a final non-appealable judgment of a court of competent jurisdiction.

8.8    Tax Benefits. Notwithstanding any provision in this Agreement to the contrary, all indemnification payments for Losses under this ARTICLE VIII shall be paid by the indemnifying party without reduction for any Tax Benefits available to the indemnified party. However, to the extent that an indemnified party has recognized a Tax Benefit (i) in respect of any Losses for which such indemnified party is entitled to indemnification under this ARTICLE VIII, and (ii) (a) in the taxable period or year in which the Losses are incurred, (b) in the taxable period or year in which payment is made on account of such Losses, or (c) within three taxable years after the taxable period or year specified in (a) or (b), the indemnified party shall promptly pay to the indemnifying party an amount in cash equal to the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the indemnifying party with respect to such Losses). For purposes of this Section 8.8, the indemnified party shall recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the indemnified party’s cumulative liability for income taxes through the end of such taxable year, calculated by excluding any income tax items attributable to the Losses from all taxable years, exceeds the indemnified party’s actual cumulative income tax liability through the end of such taxable year, calculated by taking into account any income tax items attributable to the Losses for all taxable years as provided for by the relevant income Tax Law. In computing the amount of any such Tax Benefit, (i) the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss and (ii) Taxes imposed under Section 59A of the Code shall be taken into account. This Section 8.8 shall not be construed to require any indemnified party to (x) amend any Tax Return (y) pay any amount to an indemnifying party the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Losses subject to indemnification and giving rise to the Tax Benefit had not been incurred and the indemnification payments with respect to such Losses had never been paid, or (z) make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. An indemnifying party, upon the request the indemnified party, shall repay to the indemnified party the amount paid to such indemnifying party pursuant to this Section 8.8 (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that the indemnified Party is required to repay a related Tax Benefit to such Taxing Authority.

8.9    Losses Net of Insurance Proceeds and Other Third-party Recoveries. Notwithstanding any provision in this Agreement to the contrary, all Losses for which any indemnified party would otherwise be entitled to indemnification under this ARTICLE VIII shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries that any indemnified party receives in respect of any Losses incurred by such indemnified party, in each case after deducting the out-of-pocket costs and expenses incurred in connection with such Losses and obtaining such proceeds, payments or recoveries, and after deducting any Tax payable in connection with the receipt of such proceeds or recoveries, and after taking into account any increase in premiums. In the event any indemnified party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such indemnified party is entitled to indemnification pursuant to this ARTICLE VIII, such indemnified party shall use commercially reasonable efforts to obtain or receive such proceeds, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are received by an indemnified party subsequent to receipt by such indemnified party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant indemnified party of the relevant portion of such indemnification payment.

8.10    No Contribution. The Seller Group shall not make any claim for contribution from the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnitee is entitled to indemnification hereunder for such claim, and the Selling

Group hereby waives any such right of contribution from the Company, any of its Subsidiaries and any of their respective officers, directors, managers or employees it has or may have in the future.

ARTICLE IX
MISCELLANEOUS

9.1    Expenses. Except as herein otherwise provided, the members of the Selling Group, on the one hand, and Purchaser, on the other hand, shall each bear their own respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of brokers, agents, representatives, counsel and accountants.

9.2    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to its conflicts of law rules. The parties agree that any Legal Proceeding brought to enforce the rights or obligations of any party under this Agreement shall be commenced and maintained only in any federal court of competent jurisdiction located in the State of Delaware, and that any federal court sitting in Delaware (and the applicable appellate courts thereto) shall have exclusive jurisdiction over any such Legal Proceeding brought by any of the parties. Each of the Parties (a) consents to submit itself or himself exclusively to the personal jurisdiction of any federal court located in Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it or he will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court or other tribunal other than a federal court sitting in Delaware.

9.3    Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto, all of which are an integral part hereof) and the other Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement. Prior drafts shall have no interpretive effect. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand; (b) when sent by electronic mail during normal business hours on a Business Day or if not on the next Business Day (in each case with written confirmation of transmission); (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt requested); or (d) three Business Days following the day deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Selling Group:	NGL Propane, LLC
6120 S. Yale Ave., Suite 805
Tulsa, Oklahoma 74136
Attention: Kurston McMurray, EVP, General Counsel
Email:    kurston.mcmurray@nglep.com

With a copy to:	McAfee & Taft A Professional Corporation
Two W. Second St., Suite 1100
Tulsa, Oklahoma 74103
Attention: Stephen M. Hetrick
Email: stephen.hetrick@mcafeetaft.com

If to Purchaser:	Superior Plus Corp.
401 - 200 Wellington Street West
Toronto, Ontario
MSV 3C7
Attention: Darren Hribar, Senior Vice President and Chief Legal Officer
Email: DHribar@SuperiorPlus.com

With a copy to:	Orrick, Herrington & Sutcliffe LLP
51 W. 52nd St.
New York, NY 10019
Attention: R. King Milling, Jr.
Tal Hacohen
Email: kmilling@orrick.com
thacohen@orrick.com

9.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.7    Headings; Interpretation. The headings in this Agreement, and in the Exhibits and Schedules hereto, are for the convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

9.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns (if any). No assignment of this Agreement or of any rights or obligations hereunder may be made by a party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be null and void ab initio; provided that

Purchaser may assign its interest in this Agreement to any Affiliate of Purchaser without first obtaining such prior written consent and any such assignment shall not be deemed a novation of this Agreement.

9.9    No Third Party Rights. This Agreement is intended for the exclusive benefit of the parties hereto and their respective representatives, heirs, successors and assigns. Except as expressly noted in this Agreement, nothing contained in this Agreement shall be construed as granting any rights or benefits in or to any third party, and no person shall assert any rights as third party beneficiary hereunder.

9.10    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof shall be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement. No party to this Agreement or any other document to be delivered in connection with the transactions contemplated hereby will raise the use of a facsimile, portable document format or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile, portable document format or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

9.11    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Time of the Essence. With respect to all dates and time periods set forth or referenced in this Agreement, time is of the essence.

9.13    Privileged Communications. The parties acknowledge and agree that prior to the Closing, McAfee & Taft A Professional Corporation (“Seller’s Counsel”) has represented the Selling Group and the Company. As to any privileged attorney client communications between Seller’s Counsel and Seller, the Company or any officer, director, or manager of Seller or the Company prior to the Closing Date relating exclusively to the transactions contemplated hereby (collectively, the “Privileged Communications”), Purchaser and the Company together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that such Privileged Communications shall be retained by and shall be controlled by the Selling Group and any disclosure of such Privileged Communications to such Persons shall not waive the privileged nature of the communication.

9.14    Attorneys’ Fees. In the event of any Legal Proceeding regarding the breach or interpretation of this Agreement, the prevailing party shall be entitled to recover all costs, charges, and expenses of enforcement, including reasonable legal fees and costs, including all such fees and costs incurred in any trial or appellate proceedings.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
Seller:
NGL ENERGY OPERATING LLC, a Delaware limited liability company
By: /s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer
NGL LP:
NGL ENERGY PARTNERS LP, a Delaware limited partnership

By:	NGL ENERGY HOLDINGS, LLC, a Delaware limited liability company, its general partner
By: /s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer
Purchaser:
SUPERIOR PLUS ENERGY SERVICES INC., a Delaware corporation
By: /s/ Darren Hribar
Name: Darren Hribar
Title: Vice President & Secretary

Annex A
Certain Definitions
“Acquisition Target” has the meaning set forth in Section 6.12(b).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means (a) the ownership, control or power to vote more than fifty percent (50%) of (i) the outstanding shares of any class of voting securities or (ii) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliate Contracts” has the meaning set forth in Section 4.22.
“Agreement” has the meaning set forth in the introductory paragraph.
“Alternative Transaction” means any (i) direct or indirect acquisition of the assets of the Business, whether owned by the Company, any of its Subsidiaries or any of its other Affiliates, equal to 10% or more of the fair market value of the assets of the Business or to which 10% or more of the net revenues or net income from the Business are attributable, (ii) direct or indirect acquisition of the equity interests of the Company or any of the Subsidiaries, or (iii) amalgamation, arrangement, other business combination or similar transaction involving the Company or any of its Subsidiaries and a third party, under which such third party would own 10% or more of the consolidated assets, net revenues or net income of the Business; in all cases of clauses (i)-(iii) where such transaction is to be entered into with any person or group of persons other than Purchaser or its Affiliates; provided, however, that the foregoing shall not include a sale by NGL LP of Seller, so long as in the transaction agreements relating to such sale, the purchaser thereunder agrees to assume all of Seller’s obligations hereunder, including the consummation of the sale of the Purchased Interests to Purchaser.
“Anti-Corruption Laws” has the meaning set forth in Section 4.23(a).
“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws, including foreign merger control Laws, issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Atlantic 401(k) Plan” has the meaning set forth in Section 6.9(n).
“Atlantic Propane” means Atlantic Propane, LLC, an Oklahoma limited liability company.
“Balance Sheet” has the meaning set forth in Section 4.5(a).
“Balance Sheet Date” means March 31, 2018.
“Base Consideration” has the meaning set forth in Section 2.2(a)(i).

“Business” means the retail propane and heating oil business of the Selling Group and their respective Affiliates, including the sale or rental of propane related supplies and products and provision of propane-related services, all as conducted on the Effective Date and the Closing Date.
“Business Day” means any day of the year other than (a) a Saturday or Sunday or (b) any day on which banks in the State of Oklahoma, State of New York or Toronto, Ontario are required or authorized to be closed.
“Cap” has the meaning set forth in Section 8.2(c).
“CBAs” has the meaning set forth in Section 6.9(j).
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act 42 U.S.C. §§ 9601 et seq., as amended.
“Closing” has the meaning set forth in Section 2.4.
“Closing Consideration” has the meaning set forth in Section 2.2(a)(iii).
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Working Capital” means the “Current Assets” as set forth below (excluding any income Tax assets and unrealized gains on financial instruments) minus the “Current Liabilities” (excluding any income Tax liabilities and unrealized losses on financial instruments) of the Company as of the Determination Time, which shall be comprised of the following components and calculated in accordance with GAAP and the Working Capital Principles, which for certainty, will be based on the Company’s historical practices for the past three (3) years and will be adjusted to reflect the indebtedness for non-competition payments included in current maturities of long-term liabilities and long-term other liabilities. An illustrative example of the Closing Working Capital calculation, as though Closing occurred on March 31, 2018, is set forth on Annex B.
“Current Assets”

Cash:	The amount of book cash in bank accounts of the Company and petty cash on hand at the Company Properties.

Accounts Receivable:
Amounts owed to the Company from the customers of the Company or Affiliates that purchased products and services of the Company on credit less an allowance for doubtful accounts calculated as 0.3% of gross sales of the Company from April 1, 2018 through the Closing Date.

Inventory:
Assets of the Company (a) held for sale in the ordinary course of business, (b) used in the process of production for sale, or (c) to be consumed in the production of inventory or in the rendering of services including propane, heating oil, parts and fittings, appliances, work in progress, and other inventory. Propane inventory shall be valued at cost (including freight, paid Taxes and fees), and the quantity of propane inventory as of the Determination Time will be determined based on normal year-end inventory practices performed in the Ordinary Course of Business. All other inventory shall be valued at the lower of cost and fair market value, and the quantity of such inventory as of the Determination Time will be determined based upon the Company’s normal year-end inventory practices as they relate to each such item.
Prepaid Expenses

and Other Current Assets:
Prepaid expenses and other current assets of the Company for which Purchaser (directly or indirectly) will receive the benefit following the Determination Time, including prepaid product, prepaid sales and other similar taxes and vehicle registrations. For the avoidance of doubt, prepaid expenses for which Purchaser (directly or indirectly) will not receive the benefit of following the Determination Time shall not be included as “Prepaid Expenses or Other Current Assets”.

Notes Receivable:	Notes receivable (including the current and long term portion of notes receivable from customers and amounts owed by Victory Propane under the Victory Propane Loan Agreement).
“Current Liabilities”

Accounts Payable:	Amounts owed by the Company for products, services or fixed assets purchased by the Company.

Accrued Expenses:
Expenses of the Company that have been incurred but have not yet been paid including (a) sales Tax payable, (b) excise Tax payable, (c) alternative fuels Tax payable, (d) accrued compensation/payroll Taxes, (e) other Taxes (other than income Taxes), (f) accrued compensation and other employment costs, and (g) accrued vacation/PTO.

Advance Payments

From Customers:	Amounts prepaid for product or services by customers of the Company including (a) customer deposits and (b) deferred revenue (tank rental).

Other Liabilities:	All remaining noncompete payments, deferred purchase price obligations and similar obligations under the Contracts set forth on Annex C.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Intellectual Property” has the meaning set forth in Section 4.11(a).
“Company Permit” and “Company Permits” have the meanings set forth in Section 4.16(b).
“Company Plan” means any compensation, relocation, retirement, supplemental retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, equity or equity-based, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any employment, consulting or personal services contract, in each case whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained, participated in or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or the Employees (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or Liability.
“Company Property” and “Company Properties” has the meaning set forth in Section 4.10(a).
“Confidentiality Agreement” has the meaning set forth in Section 6.7.
“Constituent Documents” has the meaning set forth in Section 4.4(a).
“Continuing Employee” has the meaning set forth in Section 6.9(a).
“Contract” means any contract, subcontract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, capital lease, license, sublease, insurance policy, benefit plan, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, and including any and all amendments, modifications, exhibits, addenda and schedules.
“Current Performance Period” has the meaning set forth in Section 6.9(g).
“Data Room” means the virtual data room maintained by the Selling Group, the Company and their representatives in connection with the transactions contemplated by this Agreement to which Purchaser and its representatives have been afforded access by Seller.
“Designated Employees” has the meaning set forth in Section 6.9(m).
“Determination Time” means 11:59:59 p.m. Central Time on the day immediately preceding the Closing Date.
“Disbursement Schedule” means a schedule, certified by an officer of the Company and delivered to Purchaser at least three (3) Business Days prior to the Closing Date, setting forth the recipients of the various payments of the Estimated Closing Consideration pursuant to Section 2.2(b), the amount to be paid to each such recipient, and wire instructions for each such recipient.
“Disclosure Schedules” means the disclosure schedules accompanying this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.3(c).
“Effective Date” has the meaning set forth in the introductory paragraph.
“Employee” means all individuals employed by the Selling Group or any subsidiary directly or indirectly controlled by the Selling Group who provide services exclusively to the Company or any Wholly Owned Subsidiary.
“Employment Laws” means all applicable Laws, promulgated by or with any Governmental Body relating to hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.
“Environmental Law” means any Law as applicable, in effect during any relevant time period at or prior to Closing, adopted for the protection of human health, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas and those Laws related to the reporting of the emission of greenhouse gases. Environmental Law includes, as may be applicable, CERCLA (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any current or former Person which is or at any time would have been treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA and, in each case, the regulations issued thereunder.
“Estimated Certificate” has the meaning set forth in Section 2.3(a).
“Estimated Closing Consideration” has the meaning set forth in Section 2.3(a).
“Estimated Funded Debt” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Expert” has the meaning set forth in Section 2.3(c).
“Final Statement” has the meaning set forth in Section 2.3(b).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Fundamental Representations” has the meaning set forth in Section 8.1(b).
“Funded Debt” means, with respect to the Company and its Wholly Owned Subsidiaries and without duplication, (a) the principal, accreted value, accrued and unpaid interest and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

and (b) all interest fees, expenses, premium, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees, or make-whole payments attributable or arising under the terms of any obligations described in clause (a). Notwithstanding the forgoing, Funded Debt shall exclude accounts payable incurred in the Ordinary Course of Business and taken into account in the calculation of Closing Working Capital.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.
“Governmental Body” means any domestic or foreign government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, or any court or arbitrator (public or private).
“Governmental Entity” has the meaning set forth in Section 4.23(b).
“Guarantor” has the meaning set forth in the recitals.
“Guaranty” has the meaning set forth in the recitals.
“Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “chemical substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price obligations under installment Contracts or otherwise, all earned and unpaid milestone or royalty obligations, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) the aggregate amount of any unfunded or underfunded obligations under all pension, savings, profit sharing or other employee benefit arrangements maintained by the Person; (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Indebtedness shall also include all interest fees, expenses, premium, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees, or make-whole payments attributable or arising under the terms of any obligations described in the preceding clauses. Notwithstanding the forgoing, Indebtedness shall exclude accounts payable incurred in the Ordinary Course of Business and taken into account in the calculation of Closing Working Capital.
“Intellectual Property” means all right, title and interest in or relating to intellectual property, throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) patents and applications therefor, and invention registrations, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, business names, corporate names, fictitious business names (d/b/a’s), common law trademarks, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) Software, Internet domain names, uniform resource locators (URLs), website names, and world wide web addresses; (d) copyrights and mask work, works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (e) trade secrets and other proprietary information including non-public business information, inventions (whether or not patentable), invention disclosures, improvements, discoveries, confidential information, source code, methods, designs, processes, technology, technical data, schematics, customer lists, marketing information, formulas, recipes and know-how, and documentation relating to any of the foregoing; and (f) Contracts granting any right relating to or under the foregoing.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Key Employee” means Timothy Osterman, Vince Osterman, Michael O’Brien, David Gabrielski, William Stocks, Don Kendall, Michael McCormack, Peter Iacobucci and William Murray.
“Knowledge”: a Person shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is or should be aware, based on due investigation or inquiry, of such fact or other matter. A Person shall be deemed to have “actual knowledge” of a particular fact or other matter if such individual is aware, without any investigation or inquiry, of such fact or other matter. The “Knowledge” or “actual knowledge” of Seller shall include the “Knowledge” or “actual knowledge” of H. Michael Krimbill, Charles Wilkin, Kurston P. McMurray, Trey Karlovich, Vincent Osterman, and Timothy Osterman.
“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, ordinance, Order, code, decree, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, charge, complaint, claim, demand, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, conditional or unconditional, due or to become due, joint or several, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation), regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or obligation is immediately due and payable.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation, including any Contract granting any of the foregoing.
“Losses” means any and all losses, Liabilities, claims, Taxes, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim. Losses shall not be computed as a multiple of earnings or other similar accounting measurement and shall not include lost profits, opportunity costs, or punitive, consequential, or incidental damages, in each case, suffered or incurred by any of the Purchaser Indemnitees or Seller Indemnitees, except to the extent awarded to a third party against a Purchaser Indemnitee or a Seller Indemnitee with respect to any Third-Party Claim.
“Material Adverse Effect” means any result, occurrence, fact, change, event, effect or condition that, individually or in the aggregate with other results, occurrences, facts, changes, events, effects or conditions, has had or would reasonably be expected to have a material adverse effect on the property, business, operations, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or the Business, except for (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or the Subsidiaries operate; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes in applicable Law or accounting rules; or (v) any effect resulting from Seller’s compliance with its explicitly required obligations set forth in this Agreement or the consummation of the transactions contemplated by this Agreement; provided that with respect to (i) - (iv), such change shall not have a disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other Persons that operate in the same industry as the Company and the Subsidiaries.
“Material Contracts” has the meaning set forth in Section 4.12(a).
“Mirror H&W Plans” has the meaning set forth in Section 6.9(c).
“NGL LP” has the meaning set forth in the introductory paragraph.
“Non-Competition Period” has the meaning set forth in Section 6.12(a).
“OFAC” has the meaning set forth in Section 4.24(a).
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, arbitration award or similar action of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company or any Wholly Owned Subsidiary, as applicable, consistent with past practice.
“Osterman Propane” means Osterman Propane, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.
“Outside Date” has the meaning set forth in Section 7.2(b).
“Owned Real Property” means any parcel of real property owned by the Company or any Wholly Owned Subsidiary, as applicable, together with any buildings and other improvements and structures located thereon, which include without limitation those Company Properties identified on Schedule 4.10(a).
“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, franchise, permission, clearance, qualification, permits or certificates issued, granted, given, obtained, or otherwise made available by or under the authority of a Governmental Body or pursuant to any Law, and applications therefor and renewals thereof.
“Permitted Encumbrances” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, bankers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP; (c) Liens incurred in the Ordinary Course of Business to secure performance of statutory obligations, leases, and Contracts (other than for borrowed money) entered into in the Ordinary Course of Business including notice lien filings for operating leases, or to secure obligations on surety or appeal bonds (d) zoning, entitlement, restrictive covenants and conditions, and building and other land use regulations existing of record as of the date of this Agreement that do not materially detract from the value, use or marketability of the Company Property affected thereby with respect to its current use; (e) easements, permits, rights-of-way, servitudes, plat restrictions, surface leases, and other rights vested in third parties related to the surface of the lands existing of record as of the date of this Agreement that do not materially adversely affect the Company’s or, as applicable, a Wholly Owned Subsidiary’s, use, enjoyment or ownership of the Company Properties or its assets; (f) with respect to any Company Property that is subject to a Real Property Lease (i) the terms and conditions of the applicable Real Property Lease and (ii) Liens affecting the landlord’s interest in such Company Property, and (g) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other forms of insurance (other than ERISA) or other benefits from Governmental Bodies for sums not yet due.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Taxes” means any Taxes (i) of the Company and the Subsidiaries for which the Selling Group is responsible pursuant to Section 8.5; (ii) of or with respect to the Selling Group for any Tax period or portion thereof, (iii) for which the Company or any Wholly Owned Subsidiary may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group prior to the Closing, or by reason of entering into a tax sharing, tax indemnity or similar agreement with any other Person prior to the Closing (other than this Agreement) or by reason of transferee or successor liability, and (iv) all Taxes imposed on the Company or any Wholly Owned Subsidiary as a result of the transactions contemplated by this Agreement

“Privileged Communications” has the meaning set forth in Section 9.13.
“Prohibited Payment” has the meaning set forth in Section 4.23(b).
“Prohibited Person” has the meaning set forth in Section 4.24(b).
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchase Price Allocation” has the meaning set forth in Section 8.6.
“Purchased Interests” has the meaning set forth in the recitals.
“Purchaser” has the meaning set forth in the introductory paragraph.
“Purchaser 401(k) Plan” has the meaning set forth in Section 6.9(d).
“Purchaser Cafeteria Plan” has the meaning set forth in Section 6.9(e).
“Purchaser Documents” has the meaning set forth in Section 5.2.
“Purchaser Fundamental Representations” has the meaning set forth in Section 8.3(b).
“Purchaser Indemnitees” has the meaning set forth in Section 8.2(a).
“Real Property Lease” and “Real Property Leases” means any agreement pursuant to which the Company or any Wholly Owned Subsidiary leases or subleases any Company Real Property.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.
“Released Liens” has the meaning set forth in Section 4.9.
“Required Information” has the meaning set forth in Section 6.15(b)(iii).
“Restricted Activities” means the business of retail propane and heating oil distribution, the sale or rental of propane related supplies and products, and the provision of propane-related services; provided, however, for purposes of clarifying, the wholesale propane supply services currently provided by and through NGL Liquids, LLC and its wholly owned subsidiaries, including NGL Supply Wholesale, LLC and Centennial Energy, LLC, as conducted on the Effective Date shall be excluded from the definition of “Restricted Activities.”
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the introductory paragraph.
“Seller 401(k) Plan” has the meaning set forth in Section 6.9(d).
“Seller Cafeteria Plan” has the meaning set forth in Section 6.9(e).
“Seller Documents” has the meaning set forth in Section 3.1.
“Seller Indemnities” has the meaning set forth in Section 8.3(a).

“Selling Group” has the meaning set forth in the introductory paragraph.
“Seller’s Counsel” has the meaning set forth in Section 9.13.
“Software” means computer software and programs (both source code and object code form), all Intellectual Property rights in the computer software and programs and all documentation and other materials related to the computer software and programs.
“Specified Real Property Representations” means the representations and warranties set forth in (x) the first sentence of Section 4.10(a), (y) the first sentence of Section 4.10(b), and (z) Sections 4.10(b)(i), (ii) and (vii).
“Straddle Period” has the meaning set forth in Section 8.5(c).
“Subsidiaries” means the Wholly Owned Subsidiaries and Victory Propane.
“Supply Agreement” means the Supply Agreement between NGL Supply Wholesale, LLC, a Delaware limited liability company, and the Company, in the form attached hereto as Exhibit C.
“Target Net Working Capital” means $15,000,000.
“Tax” or “Taxes” means (a) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any Liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
“Tax Benefit” has the meaning set forth in Section 8.8.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“Territory” means the states of Alabama, Connecticut, District of Columbia, Florida, Georgia, Illinois, Maine, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Vermont, Virginia and Wisconsin.
“Third Party Claim” has the meaning set forth in Section 8.4(b).
“Threshold” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” means all fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries at or prior to the Closing in connection with the transactions contemplated hereby or the Seller Documents, including the fees and expenses incurred and payable to or in connection with: (i) financial advisors, (ii) attorneys, (iii) accountants or other advisors, (iv) the amount of any bonus, change of control, retention, severance or other payment obligations of the Company or any Wholly Owned Subsidiary (in each case, whether discretionary or mandatory), or that arise under any plan, agreement or other arrangement as a result of or in connection with the transactions contemplated by this Agreement, (v) all payments required to obtain consents, waivers or approvals under any agreement of the Company as a result of or in connection with the transactions contemplated by this Agreement, and (vi) all payroll and similar taxes payable by the Company or any Wholly Owned Subsidiary in connection with the foregoing (v) the bonus set forth in Section 6.9(g), in each case, to the extent unpaid as of immediately prior to the Closing.
“Transfer Taxes” has the meaning set forth in Section 8.5(e).
“Transition Services Agreement” means that certain Transition Services Agreement by and between Seller and Purchaser in the form attached hereto as Exhibit A.
“Treasury Regulations” means the regulations promulgated under the Code.
“Transaction Documents” has the meaning set forth in Section 5.2.
“Victory Propane” means Victory Propane, LLC, an Oklahoma limited liability company.
“Victory Propane Loan Agreement” means that certain Revolving Promissory Note dated as of April 27, 2016 by Victory Propane in favor of NGL LP in the aggregate principal amount of $5,000,000.
“Victory Propane Loan Assignment” has the meaning set forth in Section 2.5(d).
“Victory Propane Management Pledge Agreement” means that certain Pledge Agreement dated April 27, 2016 by and between Victory Propane Management, LLC and NGL LP pursuant to which Victory Propane Management, LLC pledged its 50% membership interest in Victory Propane to secure Victory Propane’s performance under the Victory Propane Loan Agreement.
“Wholly Owned Subsidiaries” means Osterman Propane, NGL-NE Real Estate, LLC, a Delaware limited liability company, NGL-MA Real Estate, LLC, a Delaware limited liability company, NGL-MA, LLC, a Delaware limited liability company, OPR, LLC, a Delaware limited liability company, and, for purposes of this Agreement, Atlantic Propane.
“Working Capital Principles” means the principles, practices and methodologies for calculating Closing Working Capital for purposes of this Agreement, as set forth in Annex B.